Exhibit 15.1

SEC S-K 1300 Technical Report Summary of the Yakutugol Coal Mining Assets of Mechel PAO, Yakutia, Russia

Purpose of Report

This report has been prepared by Phoenix Mining Consultants Ltd in conjunction with IMC Montan (“PMC”) for Mechel PAO (the “Company”) in connection with a Technical Report Summary (“TRS”) to be filed with the United States Securities and Exchange Commission (“the SEC”).

PMC/IMC was instructed by the Directors of the Company to prepare appropriate TRS reports for the mining assets of the Company. This report for Yakutugol coal assets which summarises the findings of PMC/IMC’s review, has been prepared in order to satisfy the requirements of the SEC S-K 1300 TRS for the Securities Act and the Exchange Act.

Yakutugol has multiple assets in Russia that mine coal before processing into value added products and has selected those assets considered to be material for inclusion in the scope of this TRS.

It should be noted that due to the current Covid 19 travel restrictions PMC/IMC has undertaken the study remotely and IMC Montan Group (IMC) has undertaken the site visits and interaction with the Company in Russia.

PMC/IMC has reviewed the practices and estimation methods undertaken by the Company for reporting reserves and resources in accordance with both (1) the Former Soviet Union’s Classification and Estimation Methods for Reserves and Resources, approved in 1981, and the Methodological Recommendations for Classification of Hard Mineral Reserves and Prognostic Resources, updated and approved in 2007 by the Ministry of Natural Resources of the Russian Federation and (2) the Committee for Mineral Reserves International Reporting Standards (CRIRSCO) International Reporting Template dated November 2013 as incorporated into the Codes and Standards of most of the CRIRSCO Members.

PMC/IMC has reviewed the reserves and resources statements of the individual units compiled by the Company and has restated the reserves and resources in compliance with International Reporting Standards (“the CRIRSCO Code”). In this report, all reserves and resources estimates, initially prepared by the Company in accordance with the FSU Classifications, have been substantiated by evidence obtained from site visits and observation and are supported by details of drilling results, analyses and other evidence and takes account of all relevant information supplied by the management of the Company.

Capability and Independence

This report was prepared by PMC, the signatory to this letter. The Project Director has 18 years’ experience of directing Competent Person’s Reports. He is qualified under the provisions of the SEC reports as a Qualified Person.

Details of the qualifications and experience of the consultants who carried out the work are in Appendix A to this report.

PMC and IMC operate as independent technical consultants providing resource evaluation, mining engineering and mine valuation services to clients. PMC and IMC have received, and will receive,

Phoenix Mining Consultants Limited

2nd Floor, Fairbank House, 27 Ashley Road, Altrincham, Cheshire, WA14 2DP, United Kingdom

Tel: +44 7747 604317 Email: john.warwick@phoenixminingconsultants.com

Registered in England Company Number 8374576

S-K 1300 Technical Report Summary of Yakutugol Coal Mining Assets Russian Federation

professional fees for its preparation of this report. However, neither PMC or IMC nor any of its directors, staff or sub consultants who contributed to this report has any interest in:

•	the Company or its subsidiaries; or

•	the mining assets reviewed; or

•	the outcome of any possible financing initiative.

Conclusions

PMC/IMC has assessed the Yakutugol coal assets by reviewing pertinent data, including resources, reserves, manpower requirements, environmental issues and the life-of-mine (“LOM”) plans relating to productivity, production, operating costs, capital expenditures and revenues.

All opinions, findings and conclusions expressed in this report are those of PMC/IMC and its sub consultants.

/s/ John S Warwick	Phoenix Mining Consultants Ltd
2nd Floor, Fairbank House
27 Ashley Road
Altrincham Cheshire, WA14 2DP
United Kingdom
John S Warwick B Sc (Hons) FIMMM, C Eng, Eur Ing

PMC has given and not withdrawn its written consent to the issue of this Technical Report Summary with its name included within any public disclosure and to the inclusion of this report and references to this report.

The purpose of this Technical Report Summary is to support the public disclosure of updated Mineral Reserve and Mineral Resource estimates. This Technical Report Summary conforms to United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary. PMC has prepared this Technical Report Summary to disclose Mineral Resources and Mineral Reserves attributable to Mechel PAO and its subsidiary operating companies only, provide additional information about coal yields and to disclose the accuracy of the cost estimates. PMC notes that the effective date of the technical information contained herein remains July 01, 2021 and declares that PMC/IMC has taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import.

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Table of Contents

1	YAKUTUGOL COAL OPERATIONS – EXECUTIVE SUMMARY	1

1.1	Introduction	1

1.2	Property Description	1

1.3	Geology	1

1.4	Reserves and Resources	3

1.5	Mining	3
1.5.1	Historic Production	4

1.6	Processing	4

1.7	Infrastructure	4

1.8	Environmental Issues	5
1.8.1	Legislation	5
1.8.2	Permits	5
1.8.3	Rehabilitation	6
1.8.4	Potential Risks and Liabilities	6

1.9	Economic Analysis	6

1.10	Conclusions	7

1.11	Recommendations	7

2	INTRODUCTION	8

3	PROPERTY DESCRIPTION	8

4	YAKUTUGOL INDIVIDUAL ASSETS, S-K 1300 TRS CHAPTERS 4 TO 15	8

4.1	Neryungrinsky Open Pit	8
4.1.1	Location and Access	9
4.1.2	Topography, elevation, and vegetation	9
4.1.3	Climate and the length of the operating season	9
4.1.4	Licence and Adjacent Properties	9
4.1.5	History	10
4.1.6	Geology	11
4.1.7	Exploration and Drilling	14
4.1.8	Sampling and Analytical Testwork	14
4.1.9	Geological Data	15
4.1.10	Resource Estimation	15
4.1.11	Reserves Estimation	17
4.1.12	Mining Operations	19
4.1.13	Infrastructure	20
4.1.14	Future Plans	20
4.1.15	Environmental Permitting and Compliance	22

4.2	Kangalassky Open Pit	24
4.2.1	Location and Access	24
4.2.2	Topography, elevation, and vegetation	24

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4.2.3	Climate and the length of the operating season	24
4.2.4	Licence and Adjacent Properties	24
4.2.5	History	25
4.2.6	Geology	25
4.2.7	Exploration Drilling	28
4.2.8	Sampling and Analytical Testwork	28
4.2.9	Geological Data	28
4.2.10	Resource Estimation	29
4.2.11	Reserves Estimation	30
4.2.12	Mining Operations	30
4.2.13	Infrastructure	31
4.2.14	Future Plans	31
4.2.15	Environmental Permitting and Compliance	33

4.3	Dzhebariki-Khaya Open Pit	34
4.3.1	Location and Access	34
4.3.2	Topography, elevation, and vegetation	34
4.3.3	Climate and the length of the operating season	34
4.3.4	Licence and Adjacent Properties	34
4.3.5	History	35
4.3.6	Geology	35
4.3.7	Exploration Drilling	37
4.3.8	Sampling	37
4.3.9	Testing	38
4.3.10	Geological Data	38
4.3.11	Resources Estimation	38
4.3.12	Reserves Estimation	38
4.3.13	Mining Operations	39
4.3.14	Infrastructure	39
4.3.15	Future Plans	40
4.3.16	Environmental Permitting and Compliance	40

4.4	Neryungrinskaya Coal Preparation Plant	42
4.4.1	Location and Access	42
4.4.2	History	42
4.4.3	Plant Description	43
4.4.4	Saleable Products Quality	44
4.4.5	Plant Performance	44
4.4.6	Future Plans	45
4.4.7	Environmental Permitting and Compliance	47

16	SALES AND MARKETING	47

16.1	Forecasted Sale Price	48

17	ENVIRONMENTAL PERMITTING AND COMPLIANCE	49

18	COSTS	49

18.1	Operating Costs	49

18.2	Capital Costs	50

18.3	Risks and Inter-Relations	51

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19	ECONOMIC ANALYSIS	51

19.1	Valuation of Reserves	53
19.1.1	Methodology and Assumptions	53
19.1.2	Valuation Results	54
19.1.3	Sensitivity Analysis	54

20	ADJACENT PROPERTIES	55

21	OTHER RELEVANT DATA AND INFORMATION	55

21.1	CRIRSCO Code	55

21.2	Mineral Resource Estimate	57
21.2.1	Basis, Assumptions, Parameters and Methods	57
21.2.2	Conversion to CRIRSCO	59

21.3	Management and Manpower	60

21.4	Health and Safety	61
21.4.1	Examples of Measures for Improvement of Health and Safety	62
21.4.2	Action Taken at the Mines	62
21.4.3	Organizational Measures	63

22	CONCLUSIONS	63

23	RECOMMENDATIONS	64

24	REFERENCES	64

25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	64

List of Tables

Table 1-1	List of Assets - Yakutugol	1

Table 1-2	Yakutugol Total CRIRSCO Coal Reserves and Resources as at 1st July 2021	3

Table 1-3	Yakutugol CRIRSCO Coal Resources by Type as at 1st July 2021	3

Table 1-4	Yakutugol CRIRSCO Coal Reserves by Type as at 1st July 2021	3

Table 1-5	Yakutugol Historic Coal Production	4

Table 1-6	Summary of Planned Costs of Disturbed Land Reclamation	6

Table 3-1	List of Assets - Yakutugol	8

Table 4-1	Average Seam Characteristics	13

Table 4-2	Resources Russian GKZ as at 01 July 2021	17

Table 4-3	Neryungrinsky CRIRSCO Resources as at 1st July 2021	17

Table 4-4	Losses and Dilution	18

Table 4-5	Neryungrinsky CRIRSCO Reserves as at 1st July 2021	18

Table 4-6	Neryungrinsky Saleable Reserves as at 1st July 2021	19

Table 4-7	Neryungrinsky Production Equipment	19

Table 4-8	Company Production Forecast	21

Table 4-9	Recommended Production Forecast After Consultant Discussion	21

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Table 4-10	Neryungrinsky Open Pit Environmental Permits and Licences	22

Table 4-11	Stratigraphic Succession	26

Table 4-12	Coal Quality	27

Table 4-13	Kangalassky CRIRSCO Resources as at 1st July 2021	29

Table 4-14	Losses and Dilution	30

Table 4-15	Kangalassky CRIRSCO Reserves as at 1st July 2021	30

Table 4-16	Kangalassky Saleable Reserves as at 1st July 2021	30

Table 4-17	Kangalassky Production Equipment	31

Table 4-18	Production Forecast	32

Table 4-19	Kangalassky Environmental Permits	33

Table 4-20	Quality Characteristics	36

Table 4-21	Dzhebariki-Khaya CRIRSCO Resources as at 1st July 2021	38

Table 4-22	Losses and Dilution	38

Table 4-23	Dzhebariki-Khaya CRIRSCO Reserves as at 1st July 2021	39

Table 4-24	Dzhebariki-Khaya Saleable Reserves as at 1st July 2021	39

Table 4-25	Dzhebariki-Khaya Production Equipment	39

Table 4-26	Dzhebariki-Khaya Environmental Permits	40

Table 4-27	Product Quality	44

Table 4-28	Neryungrinskaya CPP Historical Performance	44

Table 4-29	Planned Production Schedule, Neryungrinskaya CPP	46

Table 4-30	Neryungrinskaya CPP Permits and Licenses	47

Table 16-1	Forecasted Sale Price	49

Table 18-1	Operating Expenditures per Tonne of Coal	49

Table 18-2	Capital Expenditure 2018 to 2021 (6m)	50

Table 18-3	Capital Expenditure 2021 (6) to 2075	50

Table 19-1	Summary of Physical and Financial Indicators of Yakutugol, 2021-2075	52

Table 19-2	Breakdown of Valuation of Reserves NPV– Based on Post Tax Results	54

Table 19-3	Yakutugol Summarised Results of Post-Tax Net Present Value Estimation	54

Table 19-4	Sensitivity Analysis of Reserve Valuation NPV – Based on Post Tax Results	55

Table 21-1	Number of Employees 2018 to 2021	61

Table 21-2	Health and Safety Statistics	62

List of Figures

Figure 21-1	Principles of the CRIRSCO Code	57

Figure 21-2	Generalised Conversion of GKZ Reserves to CRIRSCO Mineral Resources and Reserves	60

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Appendices

Appendix A	Qualifications of the Consultants

Appendix B	Maps and Plans

Appendix C	Glossary of Terms

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1	YAKUTUGOL COAL OPERATIONS – EXECUTIVE SUMMARY

1.1	Introduction

Mechel operates a number of subsidiary companies with operational units and administrative centres in the Russian Federation reporting into a headquarters in Moscow.

•	Southern Kuzbass Coal Company - primarily metallurgical coal with some thermal coal and anthracite

•	Yakutugol - primarily metallurgical coal with some thermal coal

        - Sivaglinskoye Field iron ore exploration project

•	Korshunovsky Mining Plant – production of iron ore and iron ore concentrate

In the Republic of Sakha (Yakutia), Mechel owns three open-pit coal mining enterprises, one coal processing enterprise, and three iron ore deposits of the greenfield status.

1.2	Property Description

Table 1-1	List of Assets - Yakutugol

Asset	Status	Type	Product / Output	Date of Commencement of Operation
Mining
Neryungrinsky	Operating	Open Pit	Coal	1979
Kangalassky	Operating	Open Pit	Coal	1956
Dzhebariki-Khaya	Operating	Open Pit	Coal	1985
Processing
Neryungrinsky	Operating	Coal Preparation Plant	Coal	1985

1.3	Geology

The three coal operations of Yakutugol in the Republic of Sakha (Yakutia) are all extracting coal from geological successions of Late Jurassic-Early Cretaceous age, which formed in different coal basins peripheral to the Siberian Platform. However different rates of subsidence and subsequent tectonic and thermal regimes have given rise to very different coal rank and coal qualities. The Neryungrinsky open-pit operation produces high quality coking coal for a wide market and additionally some thermal coal product, the Dzhebariki-Khaya mine produces sub-bituminous coal for local consumption and the Kangalassky mine produces brown coal for an immediately local market.

The economically most important operation is the Neryungrinsky open-pit coal mine in the South Yakutia coal basin on the southern margin of the Siberian Platform. At regional scale, deposition of the coal-bearing successions was controlled within a conjugate system of major faults; the Neryungri deposit is located within the Neryungri Fault Zone. The Neryungri deposit occurs as an elongate oval syncline of saucer-shaped profile with a NNW-SSE axis, which can be traced over a length of over 6 km, with a maximum width of 3.9 km. Maximum dips of up to 30° occur on the western limb but in the central part of the structure seam inclinations are shallow in the range 2°–6°; faulting within the structural basin has relatively small displacements and does not affect seam continuity. The

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productive coal-bearing formation is the Neryungrinskaya Member (suite) which includes a succession of at least five coal seams of substantial thickness and commercial value. Current opencast mining operations exploit only the topmost and thickest coal seam, the Moschny Seam; the lower seams represent a future resource for potential extraction by underground mining. The Moschny Seam is a thick complex of coal seam plies, with overall average thickness of 25.9 m; there are a number of splits and lenticular dirt partings but across most of the basin there is a more or less uniform, thick central section, the Main Band, of average thickness of over 16 m. The Moschny Seam is characterised by high vitrinite content and low volatile matter, in the range 18% – 21% (ROM basis), which conforms to a high-quality coking coal product. However, there are some zones of oxidised coal requiring selective mining to separate areas of oxidised, poorly caking coal. Mined production of ROM coking coal also requires treatment in a coal preparation plant to remove the higher ash component and produce high quality saleable coking coal.

The Kangalassky deposit occupies the eastern part of the Yakutsk-Vilyuysk coalfield on the eastern margin of the Siberian Platform; the currently worked succession corresponds to the Batylukhskian Suite of Lower Cretaceous age. The outcrop of the productive succession is determined by an overlying, variably thick succession of Quaternary superficial deposits, up to 40 m thick, which occupies an eroded surface which cuts down into the underlying coal-bearing succession and correspondingly controls the continuity of potentially workable seams. The structure of the Kangalassky deposit presents only gently rolling inclined strata, affected locally by shallow arches and depressions; faulting is of minor significance in the deposit. Historically three seams have been the focus of production and resource estimation, but current open-pit operations in the southern part of the licence area exploit only the two lowest seams, the Verkhny and Nizhny seams in descending order. These two seams together comprise a single thick seam complex of 15 m – 20 m thickness. All coal sampled and/or produced from the Kangalassky site is identified as Brown Coal with the quality designation 2B. Ash content (dry basis) of in situ coal, including dirt partings, is in the range 14.6%-15.1% and calorific value (GCV, dry ash-free) is 6,800 – 6,850 Kcal/kg. Within the operational area, there are some zones of weathered, oxidised coal in subcrop areas in direct contact with the Quaternary superficial cover, but in future this will be of minimal impact as planned operations move into areas with greater thickness of Cretaceous roof strata.

The Dzhebariki-Khaya deposit is a part of the Lena Bituminous Coal Basin and occurs on the north-eastern margin of the Siberian Platform, within a broad oval structural basin with a NE-SW axis, the Tomponsky Depression. A number of NW-SE large regional-scale faults divide the Tomponsky structure into discrete structural blocks. The Dzhebariki-Khaya licence covers a number of blocks but the current open-pit operation lies within a central block, with a gentle synclinal structure; the operational area has a general dip to the SE of 1o-3°. The coal-bearing succession is the Chechumskaya formation which hosts a seam complex of two seams, the Pervy and Vtoroy seams, which merge into a single Pervy+Vtoroy seam unit. The combined Pervy+Vtoroy Seam has an average thickness of 3.50m with a number of sandstone interbeds defining up to three coal plies. Where the Pervy and Vtoroy seams are identified as separate seams they are separated by a sandstone parting up to 2.5m thickness; the individual seam thicknesses range 1 – 2 m. Ash content of clean coal is on average 10% (dry basis) and for ROM coal this is 16% (dry basis). The coal rank is sub-bituminous (Rank D – long-flame).

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1.4	Reserves and Resources

Table 1-2	Yakutugol Total CRIRSCO Coal Reserves and Resources as at 1st July 2021

Mine	Mineral Resources		Ore Reserves
	Category	‘000t	Category	‘000t
Neryungrinsky	Measured Coking	78,526	Proved Coking	74,554
Open Pit	Measured Thermal	4,580	Proved Thermal	7,865
	Indicated		Probable

LOM 11 Years	Total	83,106	Total	82,419

Kangalassky	Measured Brown	65,212	Proved Brown	8,081
Open Pit	Indicated Brown	20,500	Probable Brown	0

LOM 54 Years	Total	85,712	Total	8,081

Dzhebariki-Khaya	Measured Thermal	42,306	Prove Thermal	1,673
Open Pit	Indicated Thermal	50,877	Probable Thermal

LOM 5 Years	Total	93,183	Total	1,673

	Measured	190,624	Proved	92,173

Total	Indicated	71,377	Probable	0

	Total	262,001	Total	92,173

Note	Resources include undiscounted reserves.

Reserves include adjustments for loss and dilution.

Table 1-3	Yakutugol CRIRSCO Coal Resources by Type as at 1st July 2021

Company	Category	Coking	Thermal	Anthracite	Brown	Total
	Measured	78,526	46,886		65,212	190,624
Yakutugol	Indicated	0	50,877		20,500	71,377

	Total	78,526	97,763		85,712	262,001

Note	Resources include undiscounted reserves.

Table 1-4	Yakutugol CRIRSCO Coal Reserves by Type as at 1st July 2021

Company	Category	Coking	Thermal	Anthracite	Brown	Total
	Proved	74,554	9,538		8,081	92,173
Yakutugol	Probable	0	0		0	—

	Total	74,554	9,538		8,081	92,173

Note	Reserves include adjustments for loss and dilution modifying factors.

1.5	Mining

The Neryungrinsky open working method is a conventional Russian EKG trucks and shovels with 15 m benches. Overburden is blasted and removed with shovels, trucks and draglines to in pit dumps.

Production is planned for about 7 Mtpa from the 27 to 30 m seam which is directly hauled to the adjacent Neryungrinskaya CPP for washing to thermal and coking products with two separate streams. Current stripping ratios are about 7.0 to 1 with a final ratio of 5.5 to 1.

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Kagalassky and Dzhebariki-Khaya Open Pits are also conventional Russian EKG trucks and shovel operations selling limited production without preparation as a ROM product.

1.5.1	Historic Production

Historic coal production figures are given in the tables below. PMC/IMC has reviewed the forecast production levels and found them to be reasonable and attainable based on these historic results.

Table 1-5	Yakutugol Historic Coal Production

	Coal Production		Overburden
Mine	Year	‘000t	‘000m3	Stripping Ratio
Neryungrinsky Open Pit	2018	6,396	34,197	5.3
	2019	5,359	40,805	7.6
	2020	5,100	24,140	4.7
	2021 (6m)	2,188	5,124	2.3
Kangalassky Open Pit	2018	167	310	1.9
	2019	177	217	1.2
	2020	196	251	1.3
	2021 (6m)	163	130	0.8
Dzhebariki-Khaya Open Pit	2018	421	2,642	6.3
	2019	303	2,113	7.0
	2020	251	1,349	5.4
	2021 (6m)	97	491	5.1
Total Yakutugol	2018	6,984	37,149	5.3
	2019	5,839	43,135	7.4
	2020	5,547	25,740	4.6
	2021 (6m)	2,448	5,745	2.3

1.6	Processing

The Neryungrinskaya coal preparation plant processes K Grade (coking) and SS Grade (poorly caking) coals, mined at Neryungrinsky open pit.

The plant comprises two independent streams: one for treatment of coking coal and the other for treatment of thermal coal. The coking coal treatment facility has three independent streams.

1.7	Infrastructure

There are Neryungri and Chulman power plants in the Neryungri area. The source of drinking water is the district pipeline, which supplies water to the main open pit site. Neryungri District has a well-developed communication system.

Kagalassky and Dzhebariki-Khaya Open Pits have no process water requirement, potable water is from the municipal supply and electricity is provided by the local grid or diesel generators. There are also well-developed communication systems.

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1.8	Environmental Issues

1.8.1	Legislation

The primary legislation governing all phases of exploitation of mineral deposits is the Federal Law on Subsoil, which establishes the basis for the issuing exploration and mining licences and defines the concept of the rational use of resources. Environmental legislation is enacted by the Federal Law on Environmental Protection, 10.01.2002 (as amended on 02.07.2021) which defines the basic obligations of a natural resource user:

•	Conducting an environmental impact assessment for certain categories of objects and environmental expertise of the project documentation;

•	Compliance with the regimes of natural objects of special protection;

•	Taking measures to protect the environment during activities;

•	Establish sanitary protection zones to protect sensitive features such as water bodies and residential areas;

•	Payment for negative impact on the environment;

•	The need for land reclamation and conservation if applicable.

The standardization procedure and environmental protection conditions are described in key legislative acts including the Water Code, Forest Code, Land Code, Atmospheric Air Protection Law, Law on Protected Natural Territories, Law on Production and Consumption Waste, and others.

Industrial activities are categorised according to their level of negative impact; Category I having significant negative impact on the environment to Category IV objects having a minimum negative impact. Category I facilities are subject to application of BAT (best available technologies) as defined in the relevant, statutory reference books. All facilities of negative impact must be included in the state register. Entry into a separate register (the State Register of Waste Disposal Facilities, GRODO) is required for waste storage facilities, including rock dumps and tailings management facilities.

The main parameters used to assess and manage the levels of impact on environmental components are:

•	Maximum permissible concentrations (MPC) of pollutants such as in the atmosphere, water bodies, underground water, soils and physical effects;

•	Limits or norms of the permissible impacts for air emissions, discharges to water, and waste generation and disposal specific to each operation;

•	Technological standards specified within the designs approved by the State Expertise, typically valid for 5 years.

1.8.2	Permits

All of the Yakutugol operating facilities are registered as Category I objects having significant negative impact and as such require a basic set of permits and approvals for the use of natural resources, and to establish maximum permissible emissions to atmosphere, discharge of water and waste. There is a delay in registration of some regulatory and permitting documentation, which is mainly related to the approval by supervisory authorities. There are no significant obstacles to obtaining permits. Details of the permits and approvals held by each operation are provided within the relevant sub-sections.

An amendment of the permitting system for Category I facilities, but not yet in force, relates to the replacement of individual permits for emissions, discharges and waste with an integrated environmental permit.

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1.8.3	Rehabilitation

Every year Yakutugol conducts an expert assessment of the obligations to liquidate and dismantle industrial facilities and restore disturbed land within the required framework. A summary of the planned costs for major mining assets is shown in the table below.

Table 1-6	Summary of Planned Costs of Disturbed Land Reclamation

Name	Estimated Liabilities RUB ‘000
Yakutugol JSC	1,217,131

1.8.4	Potential Risks and Liabilities

The Yakutugol has been mining coal for a number of years in their various locations. Relatively large areas of land have been disturbed as a result of historical activities and current mining and processing operations. However the activities have not excluded land from other purposes, apart from forestry. There are no areas of special use conditions or protection or indigenous peoples likely to be influenced by the operations.

There is potential for negative impact because of proximity of communities and natural features, such as water bodies, to many of the industrial sites. However there are also positive effects resulting from employment and economic development.

The risks are mitigated by the establishment of sanitary protection zones, measures for dust control, water treatment and storage of mining and processing waste materials, and comprehensive monitoring programmes. Non-process waste are only stored on a temporary basis prior to transporting to authorised treatment or recycling centres. Each main operating area has established environmental protection departments based on the requirements of environmental legislation and staffed with suitably qualified personnel.

All of the mining and processing operations hold the basic package of permits and approvals, most of which are valid. Where permits have expired their renewal is invariably due to delays in the approval process. With some exceptions, PMC/IMC found the operations to be in general compliance with the requirements of the environmental legislation.

The volumes of pollutant emissions a Neryungrinsky open pit exceed the standards established within the permits. Consequently, environmental charges are incurred at above the standard rate. Updating of the permitted levels is necessary to reflect the actual situation.

1.9	Economic Analysis

The coal reserve estimates are supported by a Life of Mine (LOM) plan to 2075. The largest Open Pit is due to work until 2032 and one smaller mine being included in the plan until 2075. The remaining 54.5 years of LOM is summarised here for the first 11.5 years of LOM when production is higher and averages 7.5 million tonnes per year and then the remaining 43 years when production falls to 150 ktpa. Average annual sales of all qualities of 6.75 million tonnes per year until year 2032 which then falls to 150 ktpa until 2075.

Average annual total cost of $351.7 million until 2032 and an average of $2.2 million thereafter and a capital expenditure of $7.64 million until 2032 and $0.06 million thereafter. The LOM plan will produce an average annual cash flow of $162.7 million until 2032 and an average of $0.5 million thereafter and $1,170.1 million Net Present Value (NPV), for the whole LOM, when discounted at 10%.

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1.10	Conclusions

PMC/IMC concludes from the independent technical review that:

•	The management’s geological and geotechnical knowledge and understanding is sufficient to support short, medium and long term planning appropriately and operations are well managed.

•	The mine plans consider geological and geotechnical factors appropriately to minimise mining hazards.

•	Mechel’s mining equipment (either in place or planned in the capital forecasts) is suited to its mine plans and is adequate, with minor adjustments, for the production plans.

•	Coal processing facilities and other infrastructure facilities are capable to continue supplying appropriate quality products to the markets in compliance with the production plans.

•	The average LTIFR of similar operations in other countries is 6.26 per 1 million of man-hours. The Yakutugol rate of 0.8 is much better than the average international value and has tended to be stable over the last three years. However the LTISR remains higher than the international averages with 1 fatality over the period.

•	Environmental issues are managed and there are no issues that could materially impede production nor are there any prosecutions pending.

•	The assumptions used for estimation of the capital and operating expenditures are appropriate and reasonable.

•	The capital and operating expenditures used in the financial models incorporating minor adjustments by PMC/IMC reflect the mine plans, development and construction schedules and the forecast production levels.

•	Special factors identified by PMC/IMC are well understood by the management and appropriate actions to mitigate these risks are being taken. Besides, the mine plans and expenditure forecasts appropriately account for these risks.

•	The Company’s management operates the management accounting system and is able to monitor and forecast production and cost parameters. The management uses the accounting systems compliant with IFRS standards.

PMC/IMC estimated the post-tax value of Yakutugol’s coal reserves at US$ 1,170.1 million at the real discount rate of 10%, the exchange rate of RUB 72.7234 / US $, and the product prices, capital and operating expenditures and production forecasts which are soundly based.

1.11	Recommendations

•	The financial evaluation is based on reserves to 2075. However each asset has reserves based on LOM, which in some cases go beyond this date.

•	Following discussions with the Yakutugol management team Neryungrinsky production has been reduced to 7 Mtpa for a LOM of 11 years to ease the pressure on the aging preparation plant.

•	Yakutugol and the other Mechel operating subsidiaries should move towards estimating Mineral Reserves and Resources in accordance with the CRIRSCO Code directly without converting from a GZK estimation each year.

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•	Future S-K 1300 compliant TRS reports should be based on the fiscal and calandar year.

2	INTRODUCTION

Mechel operates a number of subsidiary companies with operational units and administrative centres in the Russian Federation reporting into a headquarters in Moscow.

•	Southern Kuzbass Coal Company - primarily metallurgical coal with some thermal coal and anthracite

•	Yakutugol - primarily metallurgical coal with some thermal coal

        - Sivaglinskoye Field iron ore exploration project

•	Korshunovsky Mining Plant – production of iron ore and iron ore concentrate

In the Republic of Sakha (Yakutia), Mechel owns three open-pit coal mining enterprises, one coal processing enterprise, and three iron ore deposits of the greenfield status.

3	PROPERTY DESCRIPTION

Table 3-1	List of Assets - Yakutugol

Asset	Status	Type	Product / Output	Date of Commencement of Operation
Mining
Neryungrinsky	Operating	Open Pit	Coal	1979
Kangalassky	Operating	Open Pit	Coal	1956
Dzhebariki-Khaya	Operating	Open Pit	Coal	1985
Processing
Neryungrinsky	Operating	Coal Preparation Plant	Coal	1985

The coal mining operations of Yakutugol are situated in the Republic of Sakha (Yakutia). This is a very extensive region which is sparsely populated yet with numerous mineral occurrences, of which gold and coal operations have given rise to significant local settlements in support of the mining operations; there are also extensive areas of promising ferrous metal deposits currently under prospect, which are considered in a separate TRS. The coal mining operations of Yakutugol include the major Neryungri operation, producing coking coal much of which is for export in the international market and is therefore dependent upon efficient rail infrastructure. Smaller coal operations, at Kangalassky and Dzhebariki-Khaya, further north in the Lena River Basin are primarily for local thermal power generation and are not connected to the main rail network. Yakutugol has also acquired and is prospecting a number of licences for ferrous minerals.

4	YAKUTUGOL INDIVIDUAL ASSETS, S-K 1300 TRS CHAPTERS 4 TO 15

4.1	Neryungrinsky Open Pit

The Neryungrinsky operations comprise a large open-pit mine with support workshops and infrastructure, a coal preparation plant for processing a coking coal product and crushing of thermal coal, stockpiles and rail load-out infrastructure.

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4.1.1	Location and Access

The Neryungrinsky operations are located near the town of Neryungri, in the southern part of the Republic of Sakha (Yakutia). This area is situated some 650 km SSW of Yakutsk, the capital of the republic. Neryungri is a regional administrative centre with a population of over 65,000 (source: Wikipedia), most of whom are directly or indirectly dependent on the coal mining operations. The operations site, on the left (west) bank, and the main town of Neryungri are separated by the Chul’man River. Adjacent to the town at 6 km to the east is the settlement of Serebryany Bor, the site of Neryungri Thermal Power Plant.

Neryungri lies close to the main A360 Amur-Yakutsk highway. The A360 runs from Bolshoi Never (near Skovordino) in the Amur Oblast, a station on the Trans Siberian Railway, northwards through Tynda, a station on the Baikal-Amur (BAM) Railway, then past Nyerungri to reach the eastern bank of the Lena River at Yakutsk. From Tynda the main road runs closely along the route of the recently completed rail line which connects Yakutsk in the north, with Nyerungri and then with the Baikal Amur Railway at Tynda, a travel distance of some 900 km. Nyerungri is well connected by rail to the Baikal-Amur Railway at Tynda, a distance of 200 km, and from this point a 180 km connecting line runs southwards to Bolshoi Never (Skovordino) on the Zabaikal section of the Trans Siberian Railway.

The Neryungri operations site lies at some 6.5 km to the WNW of Neryungri town, and is locally connected by road and rail via one bridge crossing of the Chul’man River. From Neryungri town a local rail link connects to the nearby Serebryany Bor Power Plant. At some 25 km to the north-north-east, the township of Chulman, also linked by rail, is the site of the Chulman Thermal Power Plant. Neryungri Airport lies at 7 km north of Chulman, at a distance of some 30 km from Neryungri Town. The airport is able to accommodate all types of modern aircraft.

4.1.2	Topography, elevation, and vegetation

Neryungri town and the adjacent mining area occupy a broad valley with rolling hilly terrain and average elevation of around 700 m; both sides of the valley area are bounded by steep slopes rising to deeply dissected mountainous terrain with ridges and peaks reaching elevations of up to 1,800 m. The vegetation comprises relatively open coniferous forest, although on the higher ridges and mountain peaks there are wide unvegetated areas.

The Chul’man River occupies the valley floor and flows north to join the Timpton River downstream of the town of Chulman; this is a tributary of the Aldan River flowing north to join the major Lena River north of Yakutsk, which then flows into the Laptev Sea sector of the Arctic Ocean.

4.1.3	Climate and the length of the operating season

The climate is typical of continental high latitude conditions in which average daily temperatures are below 0o C for some 228 days of the year. At the nearby Chulman weather station the average annual temperature is recorded as -9.5o C; the lowest recorded temperature is -61o C and highest recoded temperature is +35o C. Average precipitation is 496 mm and most of this falls as rain in the warmer period of above zero temperature.

The area remains snow-covered for on average 210 days of the year and permafrost occurs across the area. However, the depth of permafrost is locally variable from very shallow to a maximum of some 80 m encountered in the operations site. Mining operations continue through all periods of the year.

4.1.4	Licence and Adjacent Properties

Operations comply with subsoil resources use licence YaKU 12336 T of 28 April 2004, issued for exploration and mining of minerals, including utilisation of mining and processing waste. The subsoil resources site, allocated for use, is the Neryungrinskoye deposit, Moschny seam. The licence is valid until 31 December 2024. The licence will have to be renewed but there is a reasonable expectation that this will be achieved.

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The site has the status of a mining allotment. The area is 15.3 km2. The bottom boundary is the floor of Moschny seam.

According to the approved technical design, mining of balance coal reserves, including extraction of host rocks, will start outside the licence site boundaries in 2023. In view of this, AO HC “Yakutugol” intends to have the licence boundaries adjusted in compliance with the valid procedures and documents.

The township of Neryungri and corresponding infrastructure is almost entirely dedicated to support of the Neryungrinsky Mine and related facilities. No other settlements or operations have been developed in the vicinity. Nevertheless, the current operation is limited by the terms of its licence to only working the Moschny Seam. Resources have been identified in underlying seams, which have previously been covered by licences held by Yakutugol, so that there remains the prospect that at some future date an underground operation may be developed, or further opencast prospects may be defined on the outcrop of the lower seams. Areas immediately adjacent to the currently held licence area are covered by exploration licences but no future development plans have yet been developed.

4.1.5	History

The significance of the important coal resources of the South Yakutia Basin was recognised in the 1950s and regional surveying and prospecting located the Neryungrinsky coal deposit in 1951. Initial exploration included widely spaced core drilling on 5 km centres and sampling by means of trenches and adits. The primary target of the thick Moschny Seam was identified over an area of 300 km2. In the period through to 1962, continued exploration defined mineable resources in the Moschny Seam and in lower seams in the coal-bearing succession including the Pyatimetrovy Seam. From 1973 the definition and quality of the resources of the Moschny and Pyatimetrovy seams were formally approved as Balance Reserves by the State Committee for Reserves (GKZ) of the USSR.

Openpit mining on the Neryungrinsky coal deposit, working the Moschny Seam, started on a small scale (~270kt/a) in 1964 in the south-eastern sector and continued through to 1980, when this was suspended prior to preparation and commencement of the current Neryungrinsky openpit in the mid-1980s. A continuing programme of deposit definition drilling has been maintained since 1984 as part of the operational planning cycle of mining operations. Evaluation of priority areas has been based on a drilling and sampling pattern on 50 m centres. During the period 1986-1988 additional exploration was targeted to the eastern area of the operations site (Vostochny openpit) and during the period 2001-2002 additional exploration targeted the southern part of the operations site (Yuzhny openpit).

Given the long history of exploitation of the Neryungri deposit, and specifically of the Moschny Seam, considerable areas have now been worked out and back-filled. As of the middle of the last decade, and particularly as documented in the 2013 GKZ reserves assessment, the northern half of the deposit area had been worked out as had the south-eastern sector. From that date operations have concentrated on the central belt, perpendicular to the long axis of the basin and also in the south and south-western sectors of the basin. More recent workings have worked out the shallower, near-outcrop part of the south-western sector, now occupied by the western waste dump, and current and future workings are now focussed to the deeper central part of the basin.

A drilling programme for the assessment and planning of the use of groundwater as the source of process water was completed prior to operation of the Coal Preparation Plant in January 1984.

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4.1.6	Geology

4.1.6.1	Regional

Neryungri lies within the Aldano-Chulman sector of the South Yakutian Coal basin. Mesozoic sediments (Jurassic and Cretaceous) formed in a number of separate basins, interpreted to be fault-controlled, and which unconformably overlie the Precambrian basement of the Aldan Shield, which comprises strongly metamorphosed Archean rocks and a less metamorphosed Proterozoic sedimentary succession. A characteristic of the wider regional area is a conjugate system of major intersecting NW-SE and NE-SW faults. This is reflected in a pattern of faulted blocks through the coal area. The south-west margin of the Aldano-Chulman sector is a major NW-SE striking thrust fault system, with north-eastwards directed compression giving rise to locally steep and overturned folds, with NW-SE axes and dips commonly in the range 30o – 70o. The Neryungri deposit is located within the Neryungri Fault Zone.

The coal-bearing formation worked at Nyerungri is of late Jurassic age and lies within a thick succession of Jurassic strata of over 1000 m thickness: drilling for coal resource evaluation nowhere penetrates to the base of the succession. In the Aldano-Chulman sector the lowest formation of the Jurassic succession (Juhta Member) comprises coarse conglomerates and sandstone, the Middle Jurassic (Duraji Member) comprises a sandstone-dominated succession with thin coals (maximum thickness 2.0 m) and it is in the Upper Jurassic that significant coal-bearing units occur. In the Nyerungri area prospecting investigation of the Upper Jurassic succession recognises two members, the underlying Berkakitskaya Member (suite) which is sandstone-dominated with some generally thin coals, and the Neryungrinskaya Member (suite) which includes a succession of at least five coal seams of substantial thickness and commercial value. Current coal operations are based on exploitation of the Neryungrinskaya Member.

In the current operations area the Neryungrinskaya Member is overlain by Cretaceous sediments of the Kholodnikanskaya Member, which form part of the overburden succession proved to a maximum thickness of 320 m, comprising a sandstone sequence with irregular bands of grit, siltstone and lenticular thin coals.

There is a regional cover of Quaternary eluvial and alluvial sediments, comprising unconsolidated boulders, weathered stone debris and sandy soil to a thickness of some 7 m.

4.1.6.2	Local

The current operations exploit the Moschny Seam by opencast mining. This seam is the topmost and thickest coal of the Neryungrinskaya Member (suite) and marks the top of this unit. The overburden to current operations comprises sediments of the overlying Kholodnikanskaya Member. Below the Moschny Seam there is a succession of over 500 m which is largely sandstone-dominated and includes a number of potentially exploitable coals. These seams lie within the upper part of the thick Berkakitskaya Member and within the Neryungrinskaya Member of some 380 m thickness. The original resource evaluation of this unit identified coals below the base of the Moschny Seam, including the Intermediate Seam represented by one or more relatively thin lenticular coals (around 1 m thickness) and another significant seam, the Pyatimetrovy Seam, of over 5 m thickness.

In the course of the original resource evaluation of the local area, balance reserves were assessed within the Pyatimetrovy Seam suitable for underground mining. These resources are not assessed in the current evaluation of the Neryungrinsky operations, and are excluded from the current mining licence, which permits opencast mining only to the base of the Moschny Seam. The Pyatimetrovy Seam therefore represents a potential long-term resource but for which there are no current prospects for exploitation.

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The mine layout and resource area are constrained within the limits of the outcrop of the Moschny Seam Complex. This defines an oval elongate area reflecting a basinal syncline with the profile of a shallow saucer, with a NNW-SSE axis, which can be traced over a length of over 6 km, with a maximum width of 3.9 km between the opposing limbs of the structure. The strata around the margins of the structure dip towards the axial line of the fold although the greater part of the central area of the basin is essentially horizontal or gently rolling; around the margins the western limb shows locally steeper dips of up to 30o but in general the dip on both limbs and at the axial closure is in the range 10o – 20o.

Faulting has been commonly encountered during the mining of the deposit, but has not caused significant dislocations in seam continuity. More commonly the effect of faulting is more apparent within the seam section and associated with abrupt changes in seam thickness. In the area of current and future operations, in the central belt of the deposit area, a number of fault traces have been used to define the margin of resource blocks and show sinuous traces of generally E-W orientation but locally varying between WNW-ESE to ENE-WSW. The throw of these faults is up to 8 m, but considerable variation in throw can be appreciated along the fault trace.

4.1.6.3	Tectonic Structure

The area of current operations and future development lies within the central belt of the basin and correspondingly only limited working is foreseeable adjacent to the outcrop and perimeter of the openpit. The structural disposition corresponds to the relatively horizontal base of the basin; structural contour maps illustrate a generally shallow rolling structure in which dips are most commonly in the range 2o – 6o, but locally, and in particular closer to faulting dips of up to 11o are encountered. The presence of faults does not present any particular difficulty for seam continuity as the maximum throw of faulting is considerably less than the thickness of the worked seam section.

4.1.6.4	Coal Seams

Neryungri openpit mine extracts only one coal seam, the Moschny Seam. The Moschny Seam is a thick complex of coal seam plies and the average thickness of this seam unit across the basin is 25.9 m. The seam is characterised by a number of splits and lenticular dirt partings but across most of the basin there is a more or less uniform, thick central section, the Main Band. In the central belt of the deposit, under current extraction, the average thickness of the Main Band is 16.2 m (clean coal; 16.8 m with included dirt partings). The seam section commonly includes discontinuous carbonaceous dirt layers in the thickness range 0.05 – 0.15 m and mineable seam thickness can show very abrupt changes, commonly related to local fault dislocation.

A split over the roof of the Main Band, particularly in the south-central area, defines an Upper Band which is of wide extent with an average mineable thickness of 4.3 m (clean coal; 4.5 m with included dirt partings). Across much of the south-central area of the deposit a split leaf below the floor of the Main Band defines a Bottom Band which is generally very variable, with average thickness of 4.2 m (clean coal, 4.4 m with included dirt partings) and over a wide area is considered unmineable. Also in the south-eastern sector of the basin a lower lenticular development of coal locally occurs below the Bottom Band but does not contribute to resources in the currently assessed area. The floor of the Moschny Seam complex comprises strong cross-bedded fine-grained sandstone.

4.1.6.5	Quality

The Moschny Seam is characterised by high vitrinite content and low volatile matter, in the range 18% – 21% (ROM basis), which conforms to a high quality coking coal product. However, there are some zones of oxidised coal and frequent high ash bands requiring selective mining to separate the product of areas of oxidised, poorly caking coal. Mined production of ROM coking coal also requires treatment in a coal preparation plant to remove the higher ash component and produce high quality saleable coking coal.

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The site exploration programme and infill drilling and sampling prior to mining, together define within each block of coal the presence and distribution of two categories of coal:

Class K: coking coal defined in the mine by analysis of samples for caking quality (Sapozhnikov plastic layer index 10 – 13 mm)

Class SS: mined as a thermal coal product, defined in the mine by analysis of samples as poorly caking (Sapozhnikov plastic layer index < 5 mm).

Within the mine there are a number of limited areas recognised as “transition zones” between areas of coking coal and oxidised thermal coal. These areas are generally subject to more intense sampling to define a line of separation and commonly coal characteristics fall into intermediate grades (e.g. K6 – plastic layer 6 – 8 mm); in practice these coals, representing very limited tonnage, nevertheless present caking characteristics and report to the coking coal production.

Table 4-1	Average Seam Characteristics

Coal Type (as mined)	Ash% ROM		Moisture %		Sulphur% (dry basis)	Volatile Matter % (dry basis)	Phosphorus %	Gross C.V. (kg/kcal)	Net C.V. (kg/kcal)
Coking K	19.0	*	6.6	*	0.21	23.2		8,406	5,929
Thermal SS	30.2		6.7		0.22	23.6		8,289	5,173
All Coal (site range)					0.05 – 0.56		0.010 – 0.134 Ave. 0.019

Note	Average based on annual average values of material delivered to the CPP 2017-2021

4.1.6.6	Other Geological Considerations

Geotechnical

The overburden consists primarily of a thick unit of Cretaceous sediments (Kholodnikanskaya Member) comprising sandstone and some conglomerates and this is overlain by a relatively thin cover (of the order of 5 m thickness) of mixed, gravelly superficial deposits which normally fall within the permafrost layer. A weathering zone, including the superficial deposits can be recognised and pit design allows for a shallower overall pit slope (65o – 70o) in the weathering zone compared to rather steeper pit slope in the consolidated overburden succession. A relatively high frequency of fracturing is recorded within the overburden.

Hydrogeological

A wide area of the operations site is occupied by permafrost, but the activity of mining and development of a large pit void gives rise to reduction of the permafrost effect and generates free water flow. The condition of aquifers in the overburden and adjacent to the coal seam succession is considered complex. The Moschny Seam itself is of low permeability and separates two aquifer systems, one above and below the seam. The upper aquifer in the overburden sequence has a

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relatively consistent transmissivity of 30 m3 – 40 m3 / day. The lower aquifer below the main seam is considered to generate higher flow where exposed. The maximum water inflow from groundwater into the pit registers in the range 4,000 – 5,000 m3/hour.

4.1.7	Exploration and Drilling

Since 1982 an advance deposit-definition drilling programme has been carried out to provide the basis for medium-term planning some 2-4 years ahead of coal extraction. Mobile drill rigs (TSBU-200M-05 and CS-1000) drill the overburden succession openhole and install casing before drilling the coal succession at either 93 mm or 98 mm diameter; the coal intersections are cored with double core barrels in runs of 1 m. Overall core recovery in coal is recorded as 82%. All drillholes are then surveyed by downhole geophysical logging.

Based on the exploration drilling performed in support of the definition of GKZ Balance Reserves in 1973, a statistical analysis was performed in 1981 to correlate borehole spacing with the variance of key parameters (seam thickness, ash content, Sapozhnikov plastic layer index). The maximum spacing for good control of these variables was determined to be 100 m x 100 m. This has formed the basis for identifying resource category confidence classes, with greater confidence areas established on the basis of the closer-spaced deposit-definition infill drilling performed for medium to short term mine planning prior to excavation. However, confidence categories are assigned to individual resource blocks, for which specific considerations include the number of drillholes in the block, the number of sampled and analysed intersections, the complexity of the tectonic structure, the frequency of discontinuities and seam variability within the block. Therefore, the specific spatial distribution of drillhole intersections is not the sole defining factor for assignment of the confidence category for each block. An indicative guide to the spatial frequency of drillhole intersections for each category recognised in the GKZ resource estimation can be summarised:

A + B     outline drillhole grid 50 m x 50 m, with higher confidence expressed in areas where closer deposit-evaluation drilling has been performed in support of mine planning with corresponding sampling and analysis

C1     outline drillhole grid closer than 150 m x 300 m, with detailed deposit-definition drilling and sampling around structural or quality discontinuities

In particular the transition zone around the margin of oxidised (SS thermal) is, as a matter of course, defined by drillholes no wider spaced than 50 m x 50 m.

The allocation of confidence category to resource blocks follows a formal procedure established by the State Committee for Reserves (GKZ). The expression of these categories within international standards for reporting on mineral properties follows the joint GKZ-CRIRSCO model “Guidelines on Alignment of Russian minerals reporting standards and the CRIRSCO Template” of 2010.

IMC personnel have inspected the resource block maps and register of individual resource blocks and consider the assigned confidence categories as well supported.

4.1.8	Sampling and Analytical Testwork

The analytical characteristics of the coal were established during the initial exploration of this deposit through to the mid-1960s, with samples from the exploration drillholes submitted to the regional exploration analytical laboratory. With the commencement of open-pit mining, sampling and analysis of coal became an integral part of the planning and mining process, for defining the quality of coal to be extracted and for verifying the quality of coal delivered to consumers. From 1984 the openpit has operated in conjunction with the current configuration of a coal preparation plant to supply high quality coking coal, which incorporates coal quality control and its own analytical laboratory. Between 1988 – 2000 coal samples from exploration drillholes continued to be analysed at the laboratory managed by the Neryungrinskaya geological exploration team, but since 2001, all coal samples, from

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exploration, deposit-definition drilling, in-pit sampling and stockpile control are submitted to the coal chemistry laboratory of the Quality Control Department of the CPP. This laboratory is accredited under the Russian Federal standards system (GOST) for the determination of all key coal quality parameters, including moisture, ash content, volatile matter, sulphur, calorific matter and coking/swelling testwork.

Samples from the deposit definition drilling programme are submitted to the nearby CPP laboratory. Standard procedure is that 2.5% of all samples are subject to checking (1 in 40); duplicates are prepared and checked in a later process run, normally one month after the original submission and are required to meet standards of reproducibility in accordance with the accreditation protocol, or are otherwise subject to further investigation. As part of its role for monitoring the CPP performance and output, the laboratory maintains a programme of cross-checking and validation with other external laboratories.

The long-term performance of the sampling and analytical testwork, which extends across the deposit-evaluation stage, mining extraction, transport and handling, CPP performance and the quality control on final saleable products, is considered by IMC Montan to be reliable and well-controlled.

4.1.9	Geological Data

The recording and data management of geological and analytical records for a multi-leaf variable coal deposit with numerous non-coal intercalations presents a complex matrix of decision steps as to what, at any one point, defines the mineable seam section, what intervals should be considered unmineable and discarded to waste and what non-coal intercalations may be incorporated in the mineable section. These decisions should necessarily reflect operational mining practice.

Drillhole records, cored sections and sampled units and results are maintained both in hard copy and digitally. The interpretation of mineable seam sections as the basis of resource estimation is undertaken on a block-by-block basis in compliance with the following protocol approved by GKZ:

•	The minimum mineable thickness of a seam with either simple or complex structure (including coal and dirt partings) is 2.0 m

•	The maximum ash content (air-dried basis Ad%) of an assessed seam section included in the reserve estimates, allowing for inclusion of dirt partings of up to 2.0 m thickness, is 35%.

From the database of individual sample analyses the ash value (air-dried basis) for each mineable intersection of clean coal is maintained on the resource base maps. A corresponding value is recorded for mineable seam sections which include dirt partings.

Values for the bulk density of the mined product have been established by physical testwork based on the extraction of large in-pit samples; currently used values as based on 6 bulk samples. A standard value of 1.31 g/cm3 has been established for clean coal. For mineable coal including dirt partings, which represents the ROM product, a value of 1.32 g/cm3 has been established, this is considered to be a very conservative approach to apply to ROM tonnage across the site.

4.1.10	Resource Estimation

Coal resources are estimated on a block-by-block basis. Resource blocks are polygons of irregular shape constructed on the horizontal plane. They reflect a traditional, manual approach to the estimation of resources and were constructed in the phase of exploration drilling, to include areas with substantially similar geological conditions, including structural and seam continuity, consistent thickness and seam dip and also based on a minimum number of drillholes to be included within a block. The GKZ-approved reserve estimate as at 01 January 2013 is based on 130 blocks, over an assessed area of 5,835,066 m2 (583.5 ha), encompassing 1,111 drillholes used for estimation. Individual blocks vary in size up to 175,400 m2, although adjacent to areas of mixed coal or dislocations

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blocks may be very small (smallest 666 m2). This construction of estimation blocks has remained essentially the basis of all subsequent periodic resource estimates, although the values for individual blocks are revised and, as appropriate, upgraded on the basis of additional resource-definition drillholes and in other cases discounted where mining extraction has occurred.

The periodic estimation of resources is undertaken by the review of individual resource blocks taking account of those areas that have been extracted and new information provided by deposit-definition drilling in the period. The area of each block is measured digitally on the resource plans and each block may then be subdivided on the basis of the coal quality designation as thermal coal (SS) or coking coal (K class: K9 or K6 for lower caking quality in transition zones). Thereafter, the volume of coal is estimated, calculating an area adjustment to reflect a standard dip measurement interpreted for each block and a standard mineable thickness of clean coal based on the average of sampled intersections in the block; in addition, the same estimation is performed for mineable coal thickness including dirt partings.

Periodic reporting of resources (as a component of the GKZ-defined Balance Reserves) requires that tonnages are expressed both for clean coal and also for coal with included dirt partings; this latter tonnage reflecting the ROM product assessed as available for mining and delivery to the Neryungri CPP. Tonnages of coal are calculated using standard values for bulk density. For all assessed blocks the standard bulk density of 1.31 g/cm3 has been used for the total thickness of clean coal for the mineable coal section, including dirt partings a standard bulk density of 1.32 g/cm3 has been used. This is a very conservative approach to assessing the ROM tonnage delivered to the CPP. The thickness of included dirt partings is accepted to include bands of up to 2.0 m and the dirt parting component is known to be very variable across the site, and particularly for thermal coal, the ash content runs at up to 30%. In consequence the use of a uniform figure, relatively low and close to that of clean coal, for the bulk density of the ROM mineable material is likely to represent a potential under-assessment of the ROM coal product and in consequence of mineable Mineral Reserves.

4.1.10.1	Verification

The procedures and documentation of resource estimation have been reviewed by the IMC Montan site visit team in conjunction with the site operations personnel. As the process follows a traditional line of block-by-block assessment, it has been possible to undertake direct checks on the estimation of numerous blocks. It is also noted that the procedures for reporting drawdown of reserves by mining extraction requires regular formal reporting to the independent State Reserves Committee, which undertakes review and reconciliation of extracted mineral and reported resources/reserves.

4.1.10.2	Resource Statement

Yakutugol submits a regular return against the running total of Balance Reserves recognised by GKZ, reflecting the drawdown of extracted coal from the original designated resource blocks. However, the mine design, reflecting current operations, imposes limitations on full extraction of all designated resource blocks due to the sterilisation of some resources due to maintaining pillars or safe pit slopes. Accordingly for all official returns the company also reports resources within technical boundaries, which excludes all coal which is sterilised for technical reasons within the GKZ designated resource area. As standard practice, coal tonnages are reported for clean coal only, excluding dirt partings.

For reporting of resources and reserves, only those falling within the technical boundaries of the open-pit are assessed. Resources in the C2 category are here excluded from the statement of resources within the technical boundary as they are considered to represent Inferred Resources in the context of CRIRSCO compliant categories, and for which, extraction under current plans cannot be identified.

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Table 4-2	Resources Russian GKZ as at 01 July 2021

	GKZ Balance Reserves (‘000t) clean coal excluding dirt partings			Resources (A+B+C1) within technical boundary, excluding C2 (‘000t)
	A + B	C1	C2
Coking Coal (K)	—	80,030	253	78,526
Thermal Coal (SS)	107	4,894	280	4,580

Totals	107	84,924	533	83,106

The available resources within the Neryungri openpit technical envelope can be expressed as ROM Mineral Reserves, in the context of CRIRSCO international reporting standards, by the application of those modifying factors which affect the quality and tonnage of ROM coal leaving the mining operational site and delivered to the CPP. The resources available for extraction are expressed as ROM product by the application of factors for losses and dilution by extraneous non-coal material. However, the current economic plan allows for extraction of the greater part of available ROM product, but not in its totality. Therefore, the reserves statement has been qualified to report only that material which falls within the economic mine plan. The statement of Resources constitutes and includes undiscounted material reported as ROM Reserves.

For the allocation of confidence categories to Mineral Reserves, the history of exploitation of the Neryungri deposit presents a particular case in which the long-term progressive working of the deposit both from the north and south of the remaining operational area, in the central belt of the deposit, generates a very high confidence level of the continuity and quality of coal in remaining reserves. For this reason the total of A + B + C1 resources are considered Measured in the context of CRIRSCO international reporting standards.

Resources are stated in the table below as at 1st July 2021.

Table 4-3	Neryungrinsky CRIRSCO Resources as at 1st July 2021

	Measured ‘000t	Indicated ‘000t	Total ‘000t
Coking	78,526		78,526
Thermal	4,580		4,580

Total	83,106		83,106

Note	Resources include undiscounted reserves.

4.1.11	Reserves Estimation

4.1.11.1	Modifying Factors

Based on the long history of operations over the Neryungri deposit a long-term record of mine performance is available. During the last decade (subsequent to the GKZ reserve estimate of 2013) production has been obtained from a number of quite widely separated areas of the openpit, and particularly in the south-eastern sector a markedly more banded seam section was extracted. For this area different values for losses (ranging 5.7% to 8.47%) were recognised for different seam sections, reflecting thickness and the frequency of non-mineable bands. In contrast, in the more northerly

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central area of the deposit, working essentially a single seam section, a uniform loss of 4.55% was recognised. For current and future operations, largely centred on the central belt of the deposit, a uniform loss factor of 5.34% is applied for estimation of ROM product. Current mine operations record a loss of projected ROM coal based on annual production of 3.6%; the allowance for losses as a modifying factor applied to in situ resources is therefore considered robust.

Dilution of coal product has been considered to be due primarily to included dirt partings and this has been calculated, as part of the GKZ reporting process, to comprise a uniform dilution of 4.6% of clean coal, reporting to the ROM product.

For the present Resources and Reserves Estimate a uniform loss factor of 5.34% has been applied and dilution has been assessed at a uniform value of 4.6%.

The mining loss and dilution factors applied are based on project designs or actual performance and are shown in the table below.

Table 4-4	Losses and Dilution

Deposit	Type	Loss%	Dilution%
Neryungrinsky	Open Pit	5.34	4.6

After modifying factors all of the reserves are allocated to the Proved confidence category.

Reserves are stated in the table below as at 1st July 2021

Table 4-5	Neryungrinsky CRIRSCO Reserves as at 1st July 2021

	Proved ‘000t	Probable ‘000t	Total ‘000t
Coking	74,554		74,554
Thermal	7,865		7,865

Total	82,419		82,419

Note	Reserves include adjustments for loss, dilution and mining parameters.

Reserves are reported as the ROM Mineral Reserve assessed for delivery as ROM product to the CPP. The contribution of these reserves to the overall economic performance of the Neryungri integrated operation is dependent on the process separation of a saleable coking coal product. The application of a Process Modifying Factor applicable to define Saleable Reserves is discussed with respect to the CPP, based on forecasted yield of 89.1% for coking coal and 100% for untreated thermal coal.

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Table 4-6	Neryungrinsky Saleable Reserves as at 1st July 2021

	Proved ‘000t	Probable ‘000t	Total ‘000t
Coking	66,428		66,428
Thermal	7,865		7,865

Total	74,293		74,293

Note	Reserves include adjustments for CPP yield for washed products.

The conversion of resources to ROM reserves is considered by PMC/IMC to be robust and conservative, using the substantial loss estimates applied by the Company for individual seam areas, which are greater than the overall loss factor established for annual production.

4.1.12	Mining Operations

The open pit area comprises two mining sites: Zapadny (southern and northern areas) and Vostochny (eastern area). At present, mining operations are carried out mostly in the north-eastern and eastern parts of Vostochny site with limited mining operations in the north-western part of Zapadny site.

Production was planned for about 11 Mtpa from the 27 to 30 m seam which is directly hauled to the adjacent Neryungrinskaya CPP for washing to thermal and coking products with two separate streams. Current stripping ratios are about 7.0 to 1 with a final ratio of 5.5 to 1

However there has been regular underachievement of the plan targets caused by unscheduled downtime and emergency repair of excavators, unscheduled downtime of dump trucks, and shutdowns of Neryungrinskaya coal preparation plant. The ROM production has now been revised to 7 Mtpa to ease the pressure on the CPP following a recommendation for the IMC consultants.

The working method is a conventional Russian EKG trucks and shovels with 15 m benches. Overburden is blasted and removed with shovels, trucks and draglines to in pit dumps. Russian truck sizes are mainly 220 tonne payload. A number of Caterpillar and Komatsu bulldozers, loading shovels and excavators are in use.

The principal mining equipment is shown in the tableTable 4-7 below:

Table 4-7	Neryungrinsky Production Equipment

Equipment	Make	Number
Excavators	EKG	10
Draglines	ESh	2
Drill Rigs	SBSh	7
Dump trucks	BelAZ/Komatsu	22

The Company doesn’t intend to replace its own mining and transportation equipment in the long term. As the equipment gets written off, it will be replaced with contractors’ equipment.

The specific consumption of explosives depends on mining and geological conditions, and the equipment specifications:

•	Coal: 0.2-0.4 kg/m³; and

•	Overburden: 0.75 kg/m³ (in Grammonit 79/21 equivalent).

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4.1.13	Infrastructure

There are Neryungri and Chulman power plants in the area, 620 MW and 72 MW respectively. The power plants are connected to each other by a 110 kV power line. The Neryungri power plant is also connected to Zeya power plant by the 220 kV power line. The fuel is thermal coal from Neryungrinsky open pit and the middlings of Neryungrinskaya CPP. There is no stand-by power generation capacity.

The source of drinking water is the district pipeline, which supplies water to the main open pit site. Water is distributed among industrial sites and facilities, the coal preparation plant and the motor vehicles depot along local pipelines.

Water from the operating open pit wall is pumped from 17 wells to the surface and then directed via pipelines as process water (about 1,900 m3/h) or discharged into the local river as clean water (about 1,100 m3/h).

Neryungri District has a well-developed communication system, comprising landline, cellular and satellite telephone communication, and Internet communication.

4.1.14	Future Plans

PMC/IMC was provided with a mining forecast that shows production of coking coal at the rate of 9.0-10.5 Mtpa, as shown in the table below.

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Table 4-8	Company Production Forecast

Parameter	Unit	Actual	Forecast
		1st half 2021	2nd half 2021	2022	2023	2024	2025	2026	2027	2028	2029	Total
Total Production	kt	2,188	2,034	6,300	10,110	10,970	10,380	10,390	10,390	10,490	11,355	82,419
Coking coal	kt	2,188	2,029	6,300	9,000	9,000	9,000	9,540	9,540	9,640	10,505	74,554
Thermal coal	kt	0	5	0	1,110	1,970	1,380	850	850	850	850	7,865
Stripping, total	‘000 m³	5,124	16,042	44,690	59,000	63,500	63,500	63,500	57,700	34,860	37,378	440,170
Stripping ratio	m³/t	2.3	7.9	7.1	5.8	5.8	6.1	6.1	5.6	3.3	3.3	5.3

There is a high probability that the plan targets will not be achieved, due to the limited capacity of the coal preparation plant and the historic results.

Table 4-9	Recommended Production Forecast After Consultant Discussion

Parameter	Units	Actual	Forecast
		1st half 2021	2nd half 2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	Total
Total Production	kt	2,188	2,034	6,300	7,850	7,850	7,850	7,850	7,850	7,850	7,850	7,850	7,850	3,435	82,419
Coking coal	kt	2,188	2,029	6,300	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	3,225	74,554
Thermal coal	kt	0	5	0	850	850	850	850	850	850	850	850	850	210	7,865
Stripping, total	‘000 m³	5,124	16,042	44,690	45,530	45,530	47,885	47,885	43,960	43,960	41,543	25,905	25,905	11,335	440,170
Stripping ratio	m³/t	2.3	7.9	7.1	5.8	5.8	6.1	6.1	5.6	5.6	5.3	3.3	3.3	3.3	5.3

The consultant suggested adjustment of the Company’s production plan by a decrease of the coking coal output to 7.85 Mtpa, as shown in the table above.

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4.1.15	Environmental Permitting and Compliance

Neryungrinsky open pit is registered as a facility having a potential for significant environmental impact, Category I, Code 98-0114-001365-P. The mine has obtained the environmental permits and licences shown in the table below.

Table 4-10	Neryungrinsky Open Pit Environmental Permits and Licences

Document	Number and date of issue	State issuing authority	Expiry date
Decision on provision of a water body for use (waste water discharge to the Verkhnyaya Neryungra river, outlets Nos. 1 and 2)	No. 14-18.03.06.002-R- RSVH-S-2021-08842/00 of 11 January 2021	Ministry of Ecology, Natural Resources Use and Forestry of the Republic of Sakha (Yakutia)	31 December 2034

Decision on provision of a water body for use (waste water discharge to the Verkhnyaya Neryungra river, outlet No. 3)	No. 14-18.03.06.002-R- RSVH-S-2020-08691/00 of 9 September 2020	Ministry of Ecology, Natural Resources Use and Forestry of the Republic of Sakha (Yakutia)	31 December 2034

Order on approval of standards for discharge of substances and micro-organisms to water bodies	No. 182 of 8 June 2021	Lena Basin Water Administration	31 December 2024

Permit for discharge of pollutants (except radioactive) and micro-organisms to the Verkhnyaya Neryungra river (outlets Nos. 1 and 2)	No. NDS-18/11 of 27 June 2018	Office of the Federal Agency for Supervision of Natural Resource in the Republic of Sakha (Yakutia)	31 May 2022

Document on approval of waste generation standards and waste disposal limits	No. 18/12 of 5 February 2018	Office of the Federal Agency for Supervision of Natural Resource in the Republic of Sakha (Yakutia)	4 February 2023

Permit for emission of harmful (polluting) substances into the atmosphere (except radioactive substances)	No. PDV-18/97 of 10 July 2018	Office of the Federal Agency for Supervision of Natural Resource in the Republic of Sakha (Yakutia)	9 July 2025

Payments for the adverse impact are incurred at the over-limit rate because some pollutants are discharged which are not included in the permits.

In view of preparation of the Technical Design of Development of the Neryungrinsky Bituminous Coal Deposit, which is being considered by the state expert review authorities, it is necessary to adjust the existing documents and bring them into compliance with the design solutions. Hence, the update of permits and licences is being delayed, and additional fines may be imposed on the Company by supervising authorities for absence of valid documents.

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An application for establishment of the sanitary protection zone was in submitted in June 2021 following approval of the design by the Sanitary and Epidemiological expert review authorities in April 2021.

The Company has two waste disposal facilities entered in the State Registry; the waste rock dump No. 4 for disposal of almost non-hazardous mixture of overburden rocks and an area for disposal of ferrous and non-ferrous scrap metal.

4.1.15.1	Rehabilitation

As of 31 December 2020, the area of land disturbed in the course of the deposit development was 3,022.07 ha, including 2,163.69 ha of mined land. The mine design does not provide for stripping and storage of fertile soil.

Progressive rehabilitation is planned in the course of the operation but was conducted in 2020 pending a land survey and development of a new schedule of mining operations and rehabilitation.

The tentative timeframe for the technical rehabilitation of 631.34 ha, and biological rehabilitation of 1,469.67 ha is 2021 to 2035. According to Everest Consulting, the estimated rehabilitation expenditures are RUB 41.6 million in 2021, RUB 57.5 million in 2022, RUB 837.6 million in 2023 to2034 and a closure cost of RUB 212.4 million in 2035.

4.1.15.2	Summary of Potential Risks and Liabilities

Currently, environmental activities of the open pit almost comply with the requirements of the Russian environmental legislation apart from the fact that reissuance of permitting documents being delayed. This is mainly related to complex procedures for approval of documents accepted in the Russian Federation.

There are no natural areas under special protection and no places of permanent or temporary residence of indigenous peoples within the area. The nearest residential area is situated 3.4 km and a recreation zone is 1.8 km from the facilities of Neryungrinsky open pit. Both are outside the sanitary protection zone of the mine and likely to be outside the zone of any dust or noise impact.

The Environmental Protection Department at AO HC “Yakutugol” is responsible for the environmental protection issues at all operating sites of Yakutugol.

Air at the boundary of the sanitary protection zone, assessed using automated equipment, meets the air quality standards.

The open pit water and the surface run-off from the dump are treated and discharged under permit to the Verkhnyaya Neryungra river. Some of the water from pit dewatering wells is used at the open pit and Neryungrinskaya CPP and the remainder discharged to the Verkhnyaya Neryungra river. The drainage water meets the standards for discharge to fishery water bodies.

Most of the overburden is disposed at in-pit dumps for backfilling with some delivered to the external pit dump. According to satellite images there are some locations where the land occupied by the dump does not comply with the land allotment boundaries. There is no information in the Company’s documents concerning this issue or when the material was placed.

The waste dumps have potential to affect the water protection zone of the Nizhnyaya Neryungra river at some locations although the Supervising Authority has not commented on this issue. There is a risk of an administrative offence and compensation for pollution of the Verkhnyaya Neryungra and Nizhnyaya Neryungra rivers with rain water flowing from the dumps.

The Company is at risk of charges at the over-limit rate for the adverse environmental impact caused by burning waste ammonium nitrate bags, hazard class 4, in the absence of special equipment and a licence.

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4.2	Kangalassky Open Pit

4.2.1	Location and Access

The Kangalassky operations are located in the valley of the River Lena at some 40 km NNE of the city of Yakutsk, the capital of the Republic of Sakha (Yakutia). The operations site is on the left (west) bank, of the river and immediately adjacent is the small settlement of Kangalassky. The operations site is linked to Yakutsk by an asphalted road of some 45 km.

4.2.2	Topography, elevation, and vegetation

The operations site is located on the western terrace of the River Lena at approximately 110 m elevation and at some 50 m above the river and valley bottom. The river runs at a distance of 2-3 km east of the site. To the west of the site the terrain slopes sharply up to the Lena Plateau with elevations between 170 – 210 m. The vegetation cover around the site and surrounding area is sparse, open shrub and conifer woodland.

The licence area is divided along a WNW-ESE line by a relatively deep valley, occupied by the Zolotinka Creek, a minor tributary of the River Lena; this flows only in the summer months. The slopes on either side of the valley are steep with a height difference of some 30 m.

4.2.3	Climate and the length of the operating season

The climate is typical of continental high latitude conditions in which average daily air temperatures are below 0o C for some 210 days of the year. The average annual temperature in the area is -8.0o C; the lowest recorded temperature is -64o C and highest recorded temperature is +38o C. Average precipitation is in the range 200 – 220 mm and maximum rainfall is experienced in the summer months.

This site is within a region of widespread permafrost, and locally in open areas seasonal melting can occur to a depth of 2-3 m. Mining operations continue through all periods of the year.

4.2.4	Licence and Adjacent Properties

There are no adjacent mining operations or prospects and no active exploration or mining licences in the vicinity.

The Kangalassky Mine and its resource area is held under Licence YaKU 15017 T ; this has been subject to a number of renewals and the current licence, issued on 25 December 2015, is valid until expiry on 31 December 2027. PMC/IMC considers that under the Russian Federal Licensing System, there can be high expectation that the licence will be renewed as required through the planned life of the mine.

The licence area is an irregular polygon defined by 13 corner points, each of which is referenced by coordinates within the local reference grid which also applies to the mine and exploration grid system. For general reference it can be noted that the south-west corner of the licence area lies at a distance of 2.5 km west-south-west from the centre of Kangalassy township; the south-west corner of the licence area corresponds to UTM coordinates: 52 V 548.300 E 6912.500 N. The area of the licence is 771.7 ha (7,717,000 m2).

The licence area is divided along a WNW-ESE line by the valley of the Zolotinka Creek; this line serves to define a number of reference areas for mine development. Current operations are in the South Area on the south side of the valley. To the north-west, the area is designated the North Area No. 1, which lies within the licence area. Further to the north, and also on the north side of the Zolotinka Valley, North Area No. 2 lies outside the current licence boundary.

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4.2.5	History

Mining of the Mesozoic brown coal deposits in the Kangalassky area dates from 1929, when underground mining was undertaken by adits driven from the banks of the Lena River. Open pit operations date from 1956 although detailed prospecting over this area was only undertaken in the period 1975-1978. Open pit mining of the deposit has operated uninterruptedly since the 1950s.

4.2.6	Geology

4.2.6.1	Regional

The Kangalassky deposit occupies the eastern part of the Yakutsk-Vilyuysk coalfield. The coalfield comprises a succession of Upper Jurassic to Lower Cretaceous sediments preserved in a basin overlying the stable, cratonic Siberian Platform, and is delimited by the broad major structures of Aldan Arch to south and east and the Vilyuysk Syneclise to the west. The sedimentary succession is ascribed to the successive geological formations identified as the Chechumskian and Batylukhskian Suites. Both these formations are characterised by sandstone-dominated successions with a number of brown coal horizons throughout of varying thickness and continuity; over twenty seams have been identified, some of which are very thin and lenticular. The succession worked in the Kangalassky deposit corresponds to the Batylukhskian Suite of Lower Cretaceous age.

4.2.6.2	Local

The area around Kangalassy is overlain by a variably thick succession of Quaternary superficial deposits proved in drillholes to attain locally over 40 m thick. This succession occupies an eroded landform and cuts down into the underlying Lower Cretaceous strata, dissecting the subcrop of the coal-bearing succession and correspondingly controlling the continuity of potentially workable seams.

4.2.6.3	Tectonic Structure

The structure of the Kangalassky deposit presents only gently rolling dips of the strata, affected locally by shallow arches and depressions. In the immediate area of the current operation the strata dip gently to the north or NNE at 1°- 3°. Faulting is of minor significance in the deposit and some minor faults with throws of up to 1 m occur. However, a conjugate system of near-vertical fractures, mutually perpendicular to each other, is encountered within the coal units.

A structural profile is shown in Appendix B.

The long-term working of the Kangalassky deposit and the corresponding local exploration programmes have defined a succession of some 150 m of strata which contain a number of thick seams of brown coal which have been the focus of exploitation for over 90 years.

4.2.6.4	Coal Seams

Historically three seams have been the focus of production and resource estimation: the Rudnichny, Verkhny and Nizhny seams in descending order. The most complete stratigraphic succession is known only in the North Area No.1; within the current licence, the Rudnichny Seam is known only in this area. The stratigraphic succession is summarised in the table below.

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Table 4-11	Stratigraphic Succession

Coal Seam	Thickness m	Summary Description

	+ 40.0	Roof measures of Rudnichny Seam; weakly cemented sandstone with some clay bands

Rudnichny Seam	3.25 – 3.85	Present in the North No.1 Area only; at eastern end of licence locally splits in to two leaves with a parting of ~0.20 m

	25.0 – 30.0	Parting between Rudnichny and Verkhny seams; weakly cemented grey sandstone. Locally some thin beds of brown coal- in South Area coal of 0.50 m proved at 7.00 m above roof of Verchny Seam

Verkhny Seam	8.50 – 13.30 (site average 11.10)	Generally a uniform seam section, thickening towards the north; some occasional dirt partings of carbonaceous mudstone to a maximum thickness of 0.20 m

	1.50 – 3.00	Parting between Verkhny and Nizhny seams; a complex band of inter-bedded brown clay, carbonaceous mudstone and coal bands up to 0.50 m thick

Nizhny Seam	4.20 – 6.35 (site average 5.20)	Generally of uniform section; sometimes 2–3 dirt partings to a maximum thickness of 0.20 m

	+ 0.20	Floor measures to Nizhny Seam; immediate floor contact is light grey argillite with leaf fossils

Current working in the South Area exploits only the lower two seams. The continuity of the Rudnichny Seam, southwards into the currently programmed areas for working is limited by and has been downcut by the overlying Quaternary superficial cover. Overburden to the current operations, extracting the Verkhny and Nizhny seams, comprises weakly cemented sandstone with occasional locally lenticular thin bands of brown coal.

All coal sampled and/or produced from the Kangalassky site is identified as Brown Coal with the quality designation 2B.

The topmost mineable seam, the Rudnichny Seam, occurs only in the North No. 1 Area, and its outcrop and subcrop has been traced along the north face of the valley side of the Zolotinka Creek. From outcrop this seam dips gently northwards at about 3o. Currently all site operations are related to the extraction of the two lower seams, which together comprise a single thick seam complex. These seams occur at outcrop at the eastern end of the Zolotnika Valley and occur at shallow depth along the valley floor and throughout the Southern Area.

Current operations are oriented along the south-western margin of the licence area, designated the Initial Mining Area, constituting the main part of the South Area. Detailed planning for longer term operations as also focussed to this area with more or less consistent stripping ratio. In this area only the two lower seams, the Verkhny-Nizhny seam complex occur.

4.2.6.5	Quality

With reference to the Russian state standards GOST 25543 – 88, the Kangalassky coals are referred to B grade (Brown Coal), Group 2B. Average quality parameters of the coal are shown in thetable below.

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Table 4-12	Coal Quality

Seam	Nizhny	Verkhny	Rudnichny
Grade, subgroup	2B	2B	2B
Moisture Wa, % average	10.0	9.4	9.7
Moisture, Wrt, % average	31.1	28.3	—
Moisture, Wmax., % average	28.7	27.3	29.1
Ash, Ad, %, clean coal (excl. dirt partings)	13.7	14.3	15.5
Ash, Ad, %, full seam thickness	14.6	15.1	17.2
Sulphur, Sdt, % range/average	from 0.15 to 0.85, 0.46 average
Phosphorus, Pd, % average	—	—	—
Volatiles, Vdaf, %	48.9	51.5	48.8
Gross calorific value, Qsdaf, Kcal/kg	6,794	6,859	6,635
Gross calorific value, Qsdaf MJ/kg	28.45	28.72	27.28
Net calorific value, Qri, Kcal/kg	3,982	4,107	3,837
Net calorific value, Qri, MJ/kg	16.67	17.19	16.06

Within the operational area, zones of oxidised coal are not clearly defined although detailed sampling identifies that where the coals are encountered in subcrop areas in direct contact with the Quaternary superficial cover, a zone of weathering occurs with lower calorific value (GCV: 6100-6300 Kcal/kg), higher ash (25-30%) and higher humic acids (40-60%). Near sub-crop areas of coal in contact with Quaternary cover are now of minimal impact as planned operations move into areas with greater thickness of Cretaceous roof strata.

The measurement of bulk density of brown coal, particularly where in part it may be extracted under permafrost conditions, presents some particular difficulties for establishing an applicable figure for resource tonnage estimates.

4.2.6.6	Other Geological Considerations

For Kangalassky Mine, the geotechnical and hydrogeological conditions are largely controlled by the deep permafrost across the excavated section.

Water inflows to the pit correspond to three sources:

•	Surface water, from surface drainage or summer month melt from the upper layers of permafrost

•	Ice bodies isolated within the permafrost layer

•	Groundwater originating in aquifers below the permafrost layer.

Surface water includes the seasonal flow of the Zolotinka Creek and also water contained in gravel layers in the uppermost melted ground profile, which can act as an aquifer, to which the top of the underlying permafrost is the bounding basal aquiclude. Any aquifer system in the upper soil profile is active only within a depth of 0.3- 3.0 m and is only active for some 4-5 months of the year, being fully frozen during the winter months. Rainfall is a significant contributor to the surface water flow reflecting the wider catchment of the area surrounding the open-pit.

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Within the permafrost zone, individual ice lenses may occur up to 2.5 – 5.0 m thick at depths within the section of from 1.2 m - 50.0 m. Exposure of these ice lenses may generate meltwater and constitute a a plane of instability in a high wall exposure.

Groundwater below the permafrost zone occurs in fractured sandstone below the level of the lowest exploited seam. The site assessment has identified a significant aquifer at a depth of approximately 300 m below ground level and a second one at around 510 m.

4.2.7	Exploration Drilling

A comprehensive exploration programme for the Kangalassky site area was undertaken in the period 1975 – 1978, comprising a total of 15,944 m in 234 drillholes, of which approximately 40% fell within the area of the current licence. The initial exploration pattern comprised profile lines on which drillholes were spaced at 200 m while adjacent profiles were at either 200 m or 400 m spacing. During this programme, KA-2M-300 and KAM-500 drill rigs were employed generally coring with hole diameter of 115 mm down to a depth of 150 m; drilling below this depth was conducted with diameter of 85 mm. More detailed infill drilling was performed over selected areas of primary interest for exploitation, resulting in a drillhole spacing of 100 m x 50 m. The infill programme employed mobile SBA-500 drill rigs and coring was performed using double core barrels, core diameter of 92 mm with core runs of between 1.0 – 1.5 m. All holes drilled in the primary exploration programme were surveyed with downhole geophysical logging.

Confidence categories are assigned to individual resource blocks, for which specific considerations include the number of drillholes in the block, the number of sampled and analysed intersections, the complexity of the tectonic structure, the frequency of discontinuities and seam variability within the block. Therefore, the specific spatial distribution of drillhole intersections is not the sole defining factor for assignment of the confidence category for each block. As a general rule, it can be observed in the detailed GKZ documentation since the 1979 definitive assessment of the current licence area, that a drillhole spacing of 100 m x 100 m or closer, supports the confidence categories of A+B. The C1 category has been generally applied within the area of 200 m x 200 m drillhole spacing.

The allocation of confidence category to resource blocks follows a formal procedure established by the State Committee for Reserves (GKZ). The expression of these categories within international standards for reporting on mineral properties follows the joint GKZ-CRIRSCO model “Guidelines on Alignment of Russian minerals reporting standards and the CRIRSCO Template” of 2010.

IMC Montan personnel have inspected the resource block maps and register of individual resource blocks and consider the assigned confidence categories as well supported.

4.2.8	Sampling and Analytical Testwork

The analytical characteristics of the coal were established during the initial exploration programme of 1975 – 1979. Analyses were conducted at the laboratories of the Dalvostuglerazvedka Trust; testwork covered proximate and ultimate analyses of coal samples and rock mechanics testwork on overburden material. A programme of internal and external checks is recorded against which tolerance standards on analytical errors were applied.

As part of the planning and operational cycle coal samples are regularly collected for submission to quality analysis.

4.2.9	Geological Data

Drillhole records, cored sections and sampled units and results are maintained both in hard copy and digitally. The resource base maps are used to record each sampled seam section, recording both clean coal (excluding dirt partings) and the mineable seam section including dirt partings. For each recorded seam intersection the corresponding values are shown for the composite ash content and moisture content for the clean coal section and the mineable coal section.

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4.2.10	Resource Estimation

Coal resources are estimated on a block-by-block basis. Resource blocks are polygons of irregular shape constructed on the horizontal plane. They reflect a traditional, manual approach to the estimation of resources and were constructed in the phase of exploration drilling, to include areas with substantially similar geological conditions, including structural and seam continuity, consistent thickness and seam dip and also based on a minimum number of drillholes to be included within a block.

The periodic estimation of resources is undertaken by the review of individual resource blocks taking account of those areas that have been extracted and new information provided by site preparation drilling and the mining record in the period. The area of each block is measured manually with a planimeter. Thereafter, the volume of coal is estimated, calculating an area adjustment to reflect a standard dip measurement interpreted for each block and a standard mineable thickness of clean coal based on the average of sampled intersections in the block; in addition, the same estimation is performed for mineable coal thickness including dirt partings.

Periodic reporting of resources (as a component of the GKZ-defined Balance Reserves) requires that tonnages are expressed both for clean coal and also for coal with included dirt partings; this latter tonnage reflecting the ROM product for delivery to the point of handover to the consumer.

4.2.10.1	Verification

The procedures and documentation of resource estimation have been reviewed by the IMC site visit team in conjunction with the site operations personnel. As the process follows a traditional line of block-by-block assessment, it has been possible to undertake direct checks on the estimation of numerous blocks. It is also noted that the procedures for reporting drawdown of reserves by mining extraction requires regular formal reporting to the independent State Reserves Committee, which undertakes review and reconciliation of extracted mineral and reported resources/reserves.

4.2.10.2	Resources Statement

The resources within the Kangalassky open-pit mine can be expressed as ROM Mineral Reserves, in the context of CRIRSCO international reporting standards, by the application of those modifying factors which affect the quality and tonnage of ROM coal delivered to the consumer; standard factors are applied for losses and dilution by extraneous non-coal material.    The current mine plan allows for long-term extraction of all the identified resources and is supported by a technical and commercial report (TEO) equivalent to a Feasibility Study. The quality of the delivered product meets the planned standard of average ash content of 16.3%.

Resources are stated in the table below as at 1st July 2021.

Table 4-13	Kangalassky CRIRSCO Resources as at 1st July 2021

	Measured ‘000t	Indicated ‘000t	Total ‘000t
Total	65,212	20,500	85,712

Note	Resources include undiscounted reserves.

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4.2.11	Reserves Estimation

4.2.11.1	Modifying Factors

A long history of open-pit mining of this deposit, with modern technology of control and monitoring, provides a basis for well-controlled assessment of appropriate factors for mining losses and dilution with extraneous material. In the area of initial mining- the South Area, standard values for mining loss have been established for the Verkhny Seam as 5.31% and for the Nizhny Seam as 7.44%. The applicable value for all programmed mining has been established as 6.2%.

Similarly, a standard value for dilution by in-seam dirt partings has been established as 3.5%.

Table 4-14	Losses and Dilution

Deposit	Type	Loss%	Dilution%
Kangalassky	Open Pit Mine	6.2	3.5

With the application of the modifying factores the Reserves are stated in the table below as at 1st July 2021.

Table 4-15	Kangalassky CRIRSCO Reserves as at 1st July 2021

	Proved ‘000t	Probable ‘000t	Total ‘000t
Total	8,081		8,081

Note	Reserves include adjustments for loss, dilution and mining parameters.

As coal is sold as a ROM product thus the saleable reserves are the same as the CRIRSCO reserves.

Table 4-16	Kangalassky Saleable Reserves as at 1st July 2021

	Proved ‘000t	Probable ‘000t	Total ‘000t
Total	8,081	0	8,081

4.2.12	Mining Operations

The Kangalassky opencast has relatively simple operating conditions. Two seams are mined, the Verkhny, with an average thickness of 7.43 m and the Nizhny with the average thickness of 5.23 m.

The site entry is via two permanent entry trenches (central and flank) and an initial cut driven along the seam strike (along the Zolotinka Creek safety pillar).

ESH-10/70 draglines are used for overburden stripping operations together with shovel and truck interburden operations using EKG-5A shovels loading waste to 30 t dump-trucks and hauled to the in-pit dumps.

Coal-face mining operations also use of EKG-5A shovels and loading of coal to trucks. The coal seam bench height varies and is equal to the coal seam height but no more than 15 m.

Production capacity is based on the current brown coal demand and is 150 ktpa, which is sold as ROM product as there are no coal preparation facilities.

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Drilling works are in-house whilst the blasting is a contract operation.

The principal mining equipment is shown in Table 4-17 below:

Table 4-17	Kangalassky Production Equipment

Equipment	Make	Number
Excavators	EKG 5	2
Draglines	ESh	1
Drill Rigs	SBSh	3
Dump trucks	BelAZ	2

4.2.13	Infrastructure

OAO AK “Yakutskenergo” supply power from its Kangalassy substation 110/35/6 kV with two transformers 10 MW each by a 6 kV transmission line.

There is no process water supply to the Kangalassky opencast, potable water for sanitary needs is supplied under contract with MUP ZHKKH (housing and public utilities) of the village of Tulagino.

The existing telecommunication system includes a radio communication and wire line telephone systems.

4.2.14	Future Plans

The open pit has regularly achieved or exceeded its production target of 150 ktpa, which is likely to continue being directly driven by local markets. The mining equipment is ageing but shows availabilities capable of meeting the limited production required.

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Table 4-18	Production Forecast

Parameter	Units	Initial mining area of Yuzhny site No. 1
		2nd half 2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033
Coal	kt	25	150	150	150	150	150	150	150	150	150	150	150	150
Overburden	km3	113.5	296	264	289	269	295	315	312	327	323	251	244	238
Stripping ratio	m3/t	4.5	2.0	1.8	1.9	1.8	2.0	2.1	2.1	2.2	2.2	1.7	1.6	1.6

Parameter	Units	Initial mining area of Yuzhny site No. 1								Western Area
		2034	2035	2036	2037	2038	2039	2040	2041	2042 to 2075	Total
Coal	kt	150	150	150	150	150	150	150	150	5,056	8,081
Overburden	km³	209	241	401	355	337	347	347	347	10,065	16,186
Stripping ratio	m³/t	1.4	1.6	2.7	2.4	2.2	2.3	2.3	2.0	2.0	2.0

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4.2.15	Environmental Permitting and Compliance

Kangalassky open pit is registered as a facility having potential for significant negative impact, Category I, code No 98-0114-001364- .. The mine has obtained the necessary environmental permits and licences which are given in the table below.

Table 4-19	Kangalassky Environmental Permits

Document	Number and issue date	State issuing authority	Expiry date
The Lena River water use agreement, use of part of the water area	No.14-18.03.05.002-R-BIBV-S-2012-01894/00 dd. 27 Sep 2012	Water Relationships Department of the Republic of Sakha (Yakutia)	31 Dec 2032

Waste generation standards and waste disposal limits approval document	No.19/7 dd. 16 Jan 2019	Rosprirodnadzor division in the Republic of Sakha (Yakutia)	15 Jan 2024

Permit for pollutants emission to atmosphere (except for radioactive substances)	No. PDV-17/99 dd. 13 Jun 2017	Rosprirodnadzor division in the Republic of Sakha (Yakutia)	24 Apr 2022

In 2020, following supporting testwork, the mine updated the boundaries of the approximate sanitary protection zone established in 2014. An application for organization of the sanitary protection zone was submitted to the Chief Public Health Officer on 02 June 2021.

4.2.15.1	Rehabilitation

As at 31 December 2020, the mine activities have disturbed 127.55 ha of land including 92.04 ha of mined land. No progressive rehabilitation of land disturbed was conducted in 2020 and 2021.

The provisional rehabilitation dates are from 2022 to 2075. According to estimates prepared by Everest Consulting, the rehabilitation expenditure will be RUB 19.6 million in period 2022 to 2037 and RUB 36.3 million between 2038 and 2075. The closure rehabilitation costs will be updated in 2027 when new project design is prepared.

4.2.15.2	Summary of Potential Risks and Liabilities

There are no specially protected natural sites or permanent or regular residential areas of indigenous people in the area. The closest residential area is 156 m north of the mine area but lying outside the sanitary protection zone boundaries.

Air quality monitored by an accredited laboratory at the boundaries of the sanitary protection zone complies with the standards.

There are no opencast mine facilities in the drinking water supply source sanitary protection zone and no negative impact on the underground water quality.

The overburden wastes are placed in the mined-out parts of the pit.

Currently, environmental activities of the mine do not fully comply with the requirements of the Russian environmental legislation in the following:

•	delay in the reissuance of the permitting documents;

•	wastes handling and transfer for disposal or recycling;

•	lack of equipped point for discharge of surface water from the mine site; and

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•	environmental monitoring.

The environmental departments of the mine and the Company are aware of these and has prepared activity plans to address these deficiencies.

Incomplete reporting in the area of waste management creates a potential risk of accumulating wastes of for over 11 months and imposition of administrative penalties.

Currently, the facilities are operated on the basis of the design documentation “Amendment No.2 of the Update of the Mining and Transport Part of the Kangalassky Opencast Mine Reconstruction Design (revised in 2011)”, developed in 2019 and effective by mine order No. 103 dd. 01 August 2019. Approval by the state expert review was not obtained for this design and will need to be revised for approval.

4.3	Dzhebariki-Khaya Open Pit

4.3.1	Location and Access

Dzhebariki-Khaya coal open pit is located 625 km from the city of Yakutsk. The nearest settlement is the village of Dzhebariki-Khaya. Administratively, the village is a part of Tomponsky ulus of the Republic of Sakha (Yakutia) with the ulus centre in the village of Khandyga. Settlements are concentrated in the Aldan River valley.

The village of Khandyga is linked with the capital of the Republic of Yakutsk by a 530 km long existing motor road and with Magadan, by a 1472 km motor road. The air connection is through the airport of Teply Klyuch, 70 km from the village. A winter road is laid along the Aldan River, connecting the deposit site with Yakutsk and adjacent settlements. The road operates from the beginning of December to mid-April.

4.3.2	Topography, elevation, and vegetation

The deposit has gentle rugged and flat terrain with elevations in the west of +60 to +200 masl and in the east +210 to .+220 masl, in the transition zone of the Aldan lowland to the foothills of the Verkhoyansky ridge.

4.3.3	Climate and the length of the operating season

Surface reservoirs and watercourses of the deposit are represented by the river of Aldan and Glubokoe and Krugloe lakes. The Aldan river is a large tributary of the Lena river. The river water level variation reaches 10-12 m. The deposit is located in a continuous permafrost distribution zone.

The climate of the area is sharply continental with severe long winters and short hot summers. The minimum temperature reaches -60 °C, and the maximum one is +30 °C. Daily temperature fluctuations are 0 °C to 30 °C. The coldest months are December-February with an average monthly temperature of -36 °C. The warmest months are June-August with an average monthly temperature of +1 °C to +30 °C. The level of precipitation is up to 380 mm. The maximum precipitation falls in summer, and the minimum one is in winter. The prevailing winds are north-easterly in winter and south-westerly in summer.

The mine sites are located in the permafrost zone rocks lying to a depth of 250-400 m with an active layer thickness of 1.5-2.0 m. The seismicity of the area is 7 magnitude.

The average annual precipitation does not exceed 200 mm, the snow cover thickness reaches 1.0-1.5 m. The freezing of rivers occurs during October, their opening is in mid-May.

4.3.4	Licence and Adjacent Properties

There are no other licensed sites adjacent to the property.

The activities of the mine are carried out on the basis of the subsoil use licence YaKU 15061 T dated 17 December 2010 with designated use and work types: exploration and mining of subsoil minerals, including utilization of mining waste and waste of related processing operations. The licence valid to 31 December 2023 with a reasonable expectation of renewal.

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4.3.5	History

Initial exploration works at the deposit were carried out in 1930-1935 and underground and open pits have been in operation since 1931.

In 2014, there was a decision made to temporary mothballing of the underground mining operation due to unprofitability of the production. But to ensure the coal supply to consumers, it was decided to resume an open-pit mining of coal and expand the open pit into an adjacent property.

4.3.6	Geology

4.3.6.1	Regional

The Dzhebariki-Khaya deposit is a part of Lena Bituminous Coal Basin and is located in the lower reaches of the Aldan River.

The Nizhny-Aldan district is an extensive foothill depression in Paleozoic formations built of coal-bearing sediments of Mesocainozoic age. The structure of the deposit involves a different complex of marine, freshwater, continental and coal-bearing deposits of the Middle Cambrian, Upper Triassic, Jurassic and Lower Cretaceous. Quaternary sediments are widely developed.

4.3.6.2	Local

The deposit structure is a gentle anticlinal fold turning into a synclinal downfold. The deposit is subdivided by large-amplitude downthrow faults into three large sites, which include Mine Fields Nos. 1, 2 and 3 and Reserve Field No. 1.

The coal-bearing formations are Chechumskaya and Batylykhskaya suites of the Mesozoic complex. Chechumskaya formation hosts Pervy+Vtoroy, Pervy and Vtoroy seams. Coal-bearing suites are built with sandstones, siltstones and mudstones. The stratification of rocks is diverse with lenticular, cross, oblique and rarely horizontal layering.

The thickness of quaternary sediments within deposit is 1.6 to 40 m. Lithologically, rocks are represented by clays and loams, boulders and pebbles.

4.3.6.3	Tectonic Structure

The coal-bearing formations of the Dzhebariki-Khaya deposit within Tomponsky depression form a gentle brachy synclinal fold of the north-eastern strike, complicated by additional weak undulation and faults.

There are three blocks identified in the area of the deposit according to the tectonic structure: north-eastern (Field No. 1), central (Field No. 2) and southwest (Field No. 3).

•	The north-eastern block is a gently sloping brachy-syncline of an asymmetric structure, elevated in relation to the rest of the deposit, built of carbonaceous sediments of Dzhaskoyskaya formation and the lower part of Sytoginskaya formation (Field No. 1). The fall of the structure’s wings is gentle, not exceeding 2-3°; the strike is north-easterly. The western and eastern wings are complicated by domed folding.

•	The central block is a graben structure bounded from the east and west by downthrows No.1 and 2 with vertical displacement amplitudes of 80-150 and 5-10 m. Dzhebariki-Khaya mine area (Field No.2) is located within central block. The plicative structure of the graben is represented by a part of the brachy syncline with general dip in the south-eastern direction. Slope angles of the layers are usually 1-2°.

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•	The southwestern block (Field 3) differs from the central monocline occurrence of carbonaceous deposits, having western dip of rocks at an angle of 1-3°. The block is bounded a fault on the northeast.

Despite relatively simple conditions of occurrence of coal-bearing rocks on the field area, tectonic structure of the area is expected to be more complex due to small-block structures limited by small amplitude faults and secondary transverse folding.

4.3.6.4	Coal Seams

The open-pit mine extracts D rank bituminous coal reserves in the Pervy+Vtoroy seam (first+second). The work is being carried out at the open-pit mining site of Mine Field No. 1.

Pervy+Vtoroy seam is a coal bearing body of a complex structure and is referred to the seams of thin and medium thickness; it is a relatively consistent seam. The Pervy+Vtoroy seam is divided into two independent coal seams, separated by a parting of sandstones of 0.65 to 2.5 m thickness.

The thickness of Vtoroy seam varies 1.05 to 1.45 m; it has simple structure. The thickness of Pervy seam ranges 1.5 to 2.05 m; it has a complex structure, containing mainly two bands; the rock layer separating the bands is represented by sandstone of 0.1 to 0.2 m thick. The floor and roof of the seam are represented by medium and fine grained sandstoneswith an inclination of 1-3°.

Morphologically, Pervy+Vtoroy seam is a complex structure deposit. The number of coal bands is 2 to 3.

The thickness of the lower coal band ranges 1.3 to 1.75 m, averaging to 1.5 m. It is characterized by a monolithic structure.

The upper band is mainly of simple structure with thickness ranging 1.55 to 1.75 m. The estimated average mineable thickness of the seam on coal is 1.65 m.

The total thickness of Pervy+Vtoroy seam on the site area varies from 3.10 to 4.05 m, averaging 3.51 m.

4.3.6.5	Quality

The coals of the site belong to the humolite coal. The coals are composed of a helified basic mass, fragments of helified plant tissues and lipid micro-components and are lustrous and fuso-clarein coals.

Pervy+Vtoroy seam coal is referred to the bituminous coal rank D (long-flame) under GOST 25543-88). The main quality characteristics of the coal are presented in the table below.

The carbon content varies from 75.79 to 76.55 % and hydrogen 5.41 to 5.49%. Coals are prone to oxidation and spontaneous combustion.

Pervy+Vtoroy seam coal is easy to wash. The Coal characteristics are shown in the table below

Table 4-20	Quality Characteristics

Ash content Ad,%		Moisture, %			Volatile yield, Vdaf, %	Total sulphur Sdt, %	Density, ddr, t/m3
Clean Coal	ROM	Analytical moisture, Wa	As- fired, Wri	Max moisture holding capacity, Wmax
3-39 10	3-40 16	1-7.1 6	8.4	1.39	1.46	0.06-0.65 0.23	1.46

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4.3.6.6	Other Geological Considerations

Geotechnical

Strata composing the immediate roof of the seam is mainly represented by sandstones and siltstones. The thickness of individual layers composing the roof varies from 0.05 to 0.3 m and the strata layers are broken by cracks.

Fine grained sandstones have the highest strength and siltstones have the least strength.

There is the false roof in some areas, which is mainly composed of weakened thin layered siltstone and may collapse with coal during coal extraction.

The seam floor is composed of thin and fine-grained sandstones of a 2-5 m thickness and compressive strength of 20-50 MPa.

Hydrogeological

The permafrost thickness varies from 60 to 400 m. The depth of the seasonal thawing of permafrost rocks is 0.3 to 1.0 m.

The groundwater level in the area of the deposit is developed within seasonally thawed layer in blind thawed lakes and in the Upper-Jurassic sediments.

The hydrogeological conditions are simple, the absence of inter-permafrost waters and significant thickness of permafrost rocks, which act as water barrier for the sub-permafrost aquifer.

Natural Threats

Overburden rocks are silicosis-causing and the coal is prone to spontaneous combustion with an incubation period of 360 days.

4.3.7	Exploration Drilling

The main technique of study was core drilling of boreholes. Drilling results were used for study of coal bearing capacity, coal quality, mining and geological conditions, the nature of the permafrost, coal washability, etc. Drilling of boreholes was accompanied by a set of downhole geophysics.

The developed exploration network spacing between boreholes was as follows: 80x100 m for category A; 140x140 m and 160x160 m for category B; and 250x300 m for category C1. The southern part of the licensed subsoil area was explored in the process of prospecting in 1982-1984

In boreholes drilled before 1973, there was no downhole geophysics carried out. Current logging; uses lateral current logging, directional survey and sidewall sampling. The downhole logging covered at least 97% of boreholes. The reliability of the downhole geophysics was assessed by comparison with data from mining and drilling operations. The discrepancy between drilling and logging data ranges from full convergence to -0.20 m and that according to mining and logging data was equal to 0.1 m. This in general can be described as very satisfactory.

4.3.8	Sampling

Borehole core sampling was carried out in layers, host rocks with a thickness of 1-5 cm were isolated into separate samples and rock layers up to 1 cm thickness were included in general sample. Sample weight was 0.5 to 3.5 kg.

Additionally, there were 30 seam-industrial and seam-differentiated samples weighing 12 to 45 kg were selected to assess coal quality within working bench of the open pit site.

Selection of samples to determine physical and mechanical properties of host rocks of the coal-bearing strata was made from the drill cores at sample lengths of no more than 0.8 m.

In order to characterize the degree of dilution by in-seam stone partings during gross mining of the coal at the deposit, there was the bulk density and ash content determined based on studies of 103 samples selected from lithological differences of rocks. The average bulk density of lithological differences was estimated as 2.38 g/cm3 at an ash content of 78%.

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To study the mining and geological conditions, 66 section samples were collected from open pit walls to determine physical and mechanical properties of overburden rocks.

In addition to the above types of sampling, there were specimens collected for petrographic and lithological studies of rocks of various composition.

4.3.9	Testing

Testing was conducted in Dalvostuglerazvedka trust laboratory, including complete and brief chemical analysis and study of physical and mechanical properties.

All laboratory tests were carried out under GOST standards adopted at that time. The laboratory tests and obtained results are representative in terms of their reliability, since sampling was conducted based on seam intercepts with high core yield.

The obtained results and quality of the work carried out on various geological exploration campaigns were assessed as good level. The methodology of sampling, volumes and types of laboratory tests carried out did not raise any comments.

Based on the above, it can be concluded that the exploration methodology, quality of exploration and spacing of exploration boreholes within licence area boundaries of the subsoil site, aimed at justification of the cut-off criteria for estimation of reserves for open-pit mining,

4.3.10	Geological Data

There is no databases of ordinary sampling of boreholes in the standard form (collar, assay, survey); and there are no three-dimensional models of coal seams. In the latest TEO studies and reserve estimation, the graphical estimations were in AutoCAD.

4.3.11	Resources Estimation

The remaining resources within the Dzhebariki-Khaya open-pit mine can be expressed as ROM Mineral Reserves, in the context of CRIRSCO international reporting standards, by the application of those modifying factors which affect the quality and tonnage of ROM coal delivered to the consumer.

Resources are stated in the table below as at 1st July 2021.

Table 4-21	Dzhebariki-Khaya CRIRSCO Resources as at 1st July 2021

	Measured ‘000t	Indicated ‘000t	Total ‘000t
Total	42,306	50,877	93,138

Note Resources	include undiscounted reserves.

4.3.12	Reserves Estimation

4.3.12.1	Modifying Factors

The mining loss and dilution factors applied are based on project designs or actual performance and are shown in the table below.

Table 4-22	Losses and Dilution

Deposit	Type	Loss %	Dilution %
Dzhebariki-Khaya	Open Pit	6.7	12.8

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Standard factors are applied for losses and dilution by extraneous non-coal material and Reserves are stated in the table below as at 1st July 2021.

Table 4-23	Dzhebariki-Khaya CRIRSCO Reserves as at 1st July 2021

	Proved ‘000t	Probable ‘000t	Total ‘000t
Total	1,673		1,673

Note Reserves	include adjustments for loss and dilution.

As coal is sold as a ROM product thus the saleable reserves are the same as the CRIRSCO reserves.

Table 4-24	Dzhebariki-Khaya Saleable Reserves as at 1st July 2021

	Proved ‘000t	Probable ‘000t	Total ‘000t
Total	1,673		1,673

4.3.13	Mining Operations

The main part of the site contain almost horizontal (a dip angle of 1-2°). The working coal section consists of the Pervy and Vtoroy seams with an average estimated thickness of 3.33 m, occurring at a relatively shallow depth (20 – 40 m).

Mining operations are carried out at two separate sites: Severny (northern) and Yuzhny (southern). The working levels will be accessed by ramps developed along the working wall in a strip mining configuration.

Advanced overburden benches (1 to 2 benches) are formed using EKG-5A type electric excavators; and development of the underlying benches by Liebherr R9200 diesel hydraulic excavator (backhoe type) with a bucket capacity of 10.5 m3. Waste is removed in BelAZ-755B dump trucks (load capacity of 55 t).

Coal mining is carried out by Volvo EC 460 diesel hydraulic excavators with 2.0 m3 bucket capacity loading into BelAZ-7555D dump trucks, capacity of 55t.

Table 4-25	Dzhebariki-Khaya Production Equipment

Equipment	Make	Number
Excavators	EKG 5A/Liebherr,Volvo	4
Drill Rigs	SBSh	1
Dump trucks	BelAZ	11

4.3.14	Infrastructure

The open-pit mine was formed on the basis of the previous underground coal mine operated at the site, thus all mine infrastructure facilities existing at the site are being utilised.

The power supply is from the 110/6 kV Dzhebariki-Khaya substation. The power is fed from this substation to the diesel power plant of the open pit via a 6kV overhead power line.

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Water is supplied by Tomponsky unit of Kommunteplosbyt branch of State Unitary Enterprise “Housing and Communal Services” of the Republic of Sakha (Yakutia).

The water is stored in a 500 m3 capacity tanks located on the top of a hill about 1km from the industrial site. The tanks provide the mine with potable, industrial and fire-fighting water.

The open pit site has surface wire-line communication and Internet access, as well as mobile network coverage.

4.3.15	Future Plans

The Company plans to produce 310 kt of coal per year, however the current reserves are limited amounting to 1.56 Mt as of 1 July 2021. PMC/IMC understand that there are plans to acquire an adjacent property but no details were provided.

Table 4-1	Production Forecast

		2nd Half 2021	2022	2023	2024	2025	2026	Total
Mining	‘000 t	123	310	310	310	310	310	1673
Overburden stripping, total	‘000 m³	806	2,698	2,600	2,600	2,500	2,500	13,704
Stripping ratio	m³/t	6.6	8.7	8.4	8.4	8.1	8.1	8.2

4.3.16	Environmental Permitting and Compliance

Dzhebariki-Khaya open pit is registered as a facility with potential for significant negative impact, Category I, code No. 98-0114-001436- . The Company has obtained the permits and licences given in the table below.

Table 4-26	Dzhebariki-Khaya Environmental Permits

Document	Number and Issue Date	State issuing authority	Expiry Date
Positive statement of the expert commission of the state environmental expert review body for design documentation of Dzhebariki-Khaya Mine. Open-pit mining of coal reserves of the Dzhebariki-Khaya bituminous coal deposit within boundaries of licence YaKU 15061 T	No. 4 of 08.02.2017	Rosprirodnadzor Department for Republic of Sakha (Yakutia)	07.02.2022

Decision on provision of a water body for the use to discharge wastewater into the nameless stream (Energetichesky) for discharge point No. 2	No. 14-18.03.06.007-P-PCBX-C-2020-08690/00 of 09.09.2020	Ministry for Natural Resources and Environment of Republic of Sakha (Yakutia)	31.12.2034

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Document	Number and Issue Date	State issuing authority	Expiry Date
Decision on provision of a water body for the use to discharge wastewater into the Aldan river for discharge point No.1	No. 14-18.03.06.007-P-PCBX-C-2012-01752/00 of 29.06.2012	Department for Water Relations of Republic of Sakha (Yakutia)	31.03.2022

The Aldan River water use agreement to use the water area (a part of it) for cargo and coal berths	No. 14-18.03.06.007-P- -C-2011-01506/00 dated 05.12.2011	Department for Water Relations of Republic of Sakha (Yakutia)	31.12.2030

The Aldan River water use agreement to water intake from a for household and drinking needs of the personnel	No. 14-18.03.06.007-P- 2012-01750/00 dated 28.06.2012	Department for Water Relations of Republic of Sakha (Yakutia)	31.10.2022

Approval of the waste generation standards and their placement limits	No. 19/21 dated 23.08.2019	Rosprirodnadzor Department for Republic of Sakha (Yakutia)	22.08.2024

Permission to release polluting substances into the atmosphere (with exception of radioactive substances)	No. -20/04 dated 26.06.2020	Rosprirodnadzor Department for Republic of Sakha (Yakutia)	01.01.2025

Permits and limits for discharge of wastewater in discharge points 1 and 2 have not been obtained. The standards for permissible discharge of pollutants and microorganisms in discharge point No. 2 are under approval.

The facility has a sanitary and epidemiological statement dated 25.03.2016 on compliance of the design for justification of the estimated sanitary protection zone with requirements of sanitary standards and regulations. However, the application to establish the sanitary protection zone was not submitted to Chief State Sanitary Specialist.

The Expert Commission of State Environmental Expert Review issued recommendations to include the waste disposal facilities into State Register of Waste Disposal Sites before start of waste disposal operation. However, as of 01.07.2021, the facilities were not included in the register.

4.3.16.1	Rehabilitation

As of 31.12.2020, the development of the deposit has disturbed 122.29 ha of land including 8 ha of mined-out land. The technical design does not provide for removal or storage of the topsoil.

Rehabilitation activities were not conducted in 2020 pending a survey of land, development of the new schedules for mining and disturbed land rehabilitation. The Company is now engaging contractors for rehabilitation work to commence in 2022.

The provisional dates for rehabilitation are 2022 to 2026. According to Everest Consulting the estimated rehabilitation costs will amount to RUB 6.9 million in 2022, RUB 47.1 million in 2023-2025 and RUB 12.9 million on closure in 2026. The land allocated to the disused underground mine buildings and facilities is not included in the cost estimates since the land owner (the municipal administration) considers it more appropriate to consider it separately at the final stage of mining.

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4.3.16.2	Summary of Potential Risks and Liabilities

There are no protected natural territories and places of permanent or temporary residence of indigenous peoples in the area of the facility. The nearest centre of population, the settlement of Dzhebariki-Khaya, is 1 km from the mine.

There are no residential areas and other areas with special conditions of use within the boundaries of the sanitary protection zone. Air quality, monitored at the sanitary protection zone boundaries, complies with the standards. The open pit facilities are situated outside of the sanitary protection zone of the drinking water sources, and have no negative impact on the groundwater quality.

Most of the overburden rock is placed in mined-out spaces of the pit. However, incorrect reporting of documents justifying the absence of recording for internal dumps as a waste disposal facility may be the basis for claims from regulatory authorities.

According to the submitted forms of accounting for waste handling, it is not possible to verify full compliance with standards on waste generation and disposal because the forms are not maintained for all waste generated at the facility. Given the unreliable accounting of waste handling there is a risk of waste accumulation for more than 11 months and imposition of administrative fines by regulatory authorities and accrual of an excess fee for the negative impact.

There is some delay in meeting deadlines for updating regulatory and permitting documentation at the enterprise. The validity period of the State Environmental Expert Review Statement expires on 07.02.2022. Currently, the development of the technical design documentation is underway, after which the environmental impact assessment procedure will be conducted. The delay in submission to the state environmental expert review will not affect the mining operation or the start of rehabilitation work.

Facilities to treat surface wastewater and discharge to the Aldan river, as specified in the mine design, were not put into operation as of 1 July 2021.

There is a risk of charges at excess rate for negative environmental impact caused by incineration of hazard class 4 waste bags of ammonium nitrate in the absence of a special waste incineration plant and in the absence of a licence for hazard class I-IV waste management.

4.4	Neryungrinskaya Coal Preparation Plant

4.4.1	Location and Access

Neryungrinskaya CPP is located in the town of Neryungri, Republic of Sakha (Yakutia), Russian Federation.

The populated areas located closest to Neryungrinskaya CPP include the town of Neryungri (about 6 km south-east) and the village of Chulman (about 24 km north-east).

Ugolnaya railway station, where the cleaned coal is loaded into railway wagons, is situated next to the CPP. The plant site is linked by the railway line with Berkakit station, which on the Baikal-Amur Mainline, connected to the Trans-Siberian Railway, terminating in Vladivostok on the east coast and by motor road with the town of Neryungri. Vladivostok is a major exporting port for Russian coal.

4.4.2	History

The plant was commissioned in January 1984. The coal preparation plant comprises coking coal processing facilities with a capacity of 9.0 Mtpa and thermal coal processing facilities with a capacity of 4.0 Mtpa.

The plant was designed to operate 5,610 hours a year, 330 days a year, 17 hours a day. The total hourly capacity is 1,600 t of coking coal an hour and 750 t of thermal coal an hour.

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The capacity of the ROM coal pre-treatment facilities is designed for 2,500 t/h (two 1,250 t/h streams). The saleable products shipment capacity is 4,000 t/h (2 streams and 2 railway tracks).

The coal preparation plant has been repeatedly upgraded, the technology has been revised and various equipment, including experimental processing equipment, has been installed and disassembled throughout the operation plant. The coal crushing flowsheet and stages have been modified, and various dewatering equipment has been introduced: vacuum belt filters, vacuum disc filters, chamber filter presses, etc.

4.4.3	Plant Description

The plant processes K Grade (coking) and SS Grade (poorly caking) coals, mined at Neryungrinsky open pit.

The plant comprises two independent streams: one for treatment of coking coal and the other for treatment of thermal coal. The coking coal treatment facility has three independent streams.

Coking Coal Processing

The ROM coking coal is delivered by dump trucks and is unloaded into receiving hoppers. The ROM coal is fed by apron feeders to a grizzly screen with 200 mm openings. The oversize is delivered to a jaw crusher to be reduced to less than 200 mm and then combined with the grizzly undersize.

The crushed coal is fed to secondary grizzly screens of 30 mm aperture where oversize is fed to a roll crusher. Secondary grizzly undersize is combined with the roll crusher product to produce less than 30 mm raw coal. Raw coal is stored in three bunkers with a total capacity of 30,000 tonnes. Each bunker feeds one stream within the plant.

Raw coal is delivered to dredging sumps, where it is classified at 0.5 mm. The 0.5-30 mm coal is delivered by dewatering elevators to three-product dense medium cyclones.

Products are washed of magnetite suspension on screens. The concentrate and middlings are dewatered in vibrating centrifuges. The 0.5-30 mm waste rock is delivered directly from the screen to the waste rock bin, and is then taken to the waste rock dump by motor vehicles.

The 0.5 mm x 0 size fines from the dredging sumps is pumped to flotation and filtration. It is possible, to densify the flotation feed as required.

Slurry is treated in WEMCO flotation cells to produce flotation concentrate and tailings. The flotation concentrate is thickened and dewatered in multi-roll belt filter presses. The flotation tailings are thickened and dewatered in multi-roll belt filter presses. The dewatered tailings can be added to coarse middlings if required.

The dewatered saleable products are delivered by belt conveyors to four fluidized bed dryers.

After drying, the concentrate and middlings are delivered to the saleable products stockpile and are distributed by conveyors among four 10,000 t silos. The silos are unloaded by reciprocating feeders onto conveyors, delivering the saleable products to the loading station.

The railway wagons loading station has two bins for coal batch loading by weight.

Untreated Thermal Coal Processing

The ROM thermal coal of rank SS is delivered by dump trucks, which unload into a 280 t bin, from where it is fed by apron feeder to a grizzly screen with 200 mm openings. The ROM coal is fed by apron feeders to a grizzly screen with 200 mm openings. The oversize is delivered to a jaw crusher to be reduced to less than 200 mm and then combined with the grizzly undersize.

The crushed coal is fed to secondary grizzly screens of 50 mm aperture where oversize is fed to a roll crusher. Secondary grizzly undersize is combined with the roll crusher product to produce less than 30 mm raw coal. Raw coal is stored on a 10,000 tonne open stockpile. Underground apron feeders load the coal from the stockpile to conveyors feeding wagon loading station.

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Operating Time, Downtime and Time Use

A combination of excessive breakdowns and lack of fines treatment capacity has reduced the plant through in recent years. Consequently, planned production has been reduced by 2 million tonnes per year.

4.4.4	Saleable Products Quality

The table below shows the quality specifications for Neryungrinskaya CPP’s saleable products.

Table 4-27	Product Quality

Product	Quality parameters
	Ad	Wr	Vdaf	Std	GCV/NCV	FSI
	%	%	%	%	kcal/kg	point
Coking Concentrate, K-9 (y > 9 mm)	12.4	7.0	19.4	0.20	GCV 8,650	7 and higher
Thermal Coal, 0-50 mm, rank SS	22.7	8.0	22.8	0.20	NCV 5,450	—
Middlings	21.5	7.0	21.0	0.20	NCV 5,940	—

4.4.5	Plant Performance

The Coking Coal section of the CPP produces saleable coking coal concentrate of rank K and middlings, which is used in the power industry. The historical performance for 2018 to 2021 is shown in the table below.

Table 4-28	Neryungrinskaya CPP Historical Performance

Year	Coal Type	Run of Mine			Saleable			Yield%
		‘000t	Ash%	Moisture%	‘000t	Ash%	Moisture%
2018	Coking	6,057	19.6	6.4	3,709	11.1	6.8	61.2
	Middlings				1,757	21.6	8.9	29.0
	Total	6,057	19.6	6.4	5,466	14.5	7.5	90.2
2019	Coking	4,637	20.5	6.7	2,687	11.5	7.3	57.9
	Middlings				1,412	23.9	7.2	30.5
	Total	4,637	20.5	6.7	4,099	15.8	7.3	88.4
2020	Coking	4,643	19.7	7.5	2,419	11.9	7.1	52.1
	Middlings				1,373	22.5	6.6	29.6
	Total	4,643	19.7	7.5	3,792	15.7	6.9	81.7
2021 (6m)	Coking	2,567	19.4	6.2	1,391	11.7	5.6	54.2
	Middlings				726	21.9	5.7	28.3
	Total	2,567	19.4	6.2	2,117	15.2	5.6	82.5

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4.4.6	Future Plans

Based on the Neryungrinsky mine production plans the processing requirement will correspondingly decrease to a steady state 7 Mtpa. This deduction will allow this old plant to marginally extend the LOM.

The process plant saleable coal forecast is shown in the table below.

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Table 4-29	Planned Production Schedule, Neryungrinskaya CPP

Parameter	Total	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
ROM K Grade	77,179	4,654	6,300	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	3,225
Concentrate output, kt	43,684	2,517	3,603	3,971	3,971	3,971	3,971	3,971	3,971	3,971	3,971	3,971	1,829
Concentrate ash, %	11.2	11.2	11.2	11.2	11.2	11.2	11.2	11.2	11.2	11.2	11.2	11.2	11.2
Concentrate yield, %	56.6	54.1	57.2	56.7	56.7	56.7	56.7	56.7	56.7	56.7	56.7	56.7	56.7
Middlings output, kt	24,601	1,404	2,138	2,226	2,226	2,226	2,226	2,226	2,226	2,226	2,226	2,226	1,026
Middlings ash, %	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5	22.5
Middlings yield, %	31.9	30.2	33.9	31.8	31.8	31.8	31.8	31.8	31.8	31.8	31.8	31.8	31.8

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4.4.7	Environmental Permitting and Compliance

Neryungrinskaya CPP is registered as a facility with negative environmental impact, Category 1 Federal level, Code No 98-0114-001499- .. The CPP has obtained the environmental permits and licenses given in the table below.

Table 4-30	Neryungrinskaya CPP Permits and Licenses

Document	ID number and date	State issuing authority	Expiry date
Approval document for waste generation standards and disposal limits	No. 18/188 dated 20.12.2018	Rosprirodnadzor Department for Republic of Sakha (Yakutia)	19.12.2023

Permit for air emission of polluting) substances(except of radioactive substances)	No .B-18/97 dated 10.07.2018	Rosprirodnadzor Department for Republic of Sakha (Yakutia)	09.07.2025

The Company has and received a positive statement, in April 2021, from the sanitary and epidemiological expert review for the design of the sanitary protection zone. The application to establish the sanitary protection zone was submitted to the Chief Health Inspector of the Russian Federation on 2 June 2021.

There is one registered waste storage facility, waste rock dump No.3 designed for storage of coal processing waste and scrap bricks. Design is underway to increase the capacity of the existing rock dump. The design documentation will be subject to the state environmental expert review. After that, it will be necessary to reissue the existing permits.

4.4.7.1	Rehabilitation

Assessment of disturbed lands and rehabilitation is included within the Neryungrinsky open pit evaluation.

4.4.7.2	Summary of Potential Risks and Liabilities

The water supply for process requirements is sourced from Neryungrinsky open pit dewatering boreholes. The CPP operates with a closed cycle with no wastewater discharge into water bodies.

The amount of waste placed at the Company’s own sites does not exceed the established limits.

There are no residential areas and other areas with special conditions of use within boundaries of the sanitary protection zone. Air quality, monitored using automated instruments, indicates that standards are maintained at the boundary of the sanitary protection zone.

There is a case of administrative responsibility for pollution of a water body, the Verkhnyaya Neryungra river, caused by breakthrough in a section of the pulp pipeline, as well as leaks through the settling pond dam. The supervisory authority may impose additional fines for the damage caused to the water body.

16	SALES AND MARKETING

Yakutugol is one of the Russia’s largest companies, producing coking coal, and the leader in production of coal of rank K (coking). The saleable products are exported by Mechel Carbon AG, and are supplied to the domestic market by Mechel. Yakutugol ships the products to cement and public utility companies under direct contracts.

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The Company’s products currently include mostly coking coal of rank K, middlings, and thermal high volatile coal of ranks B (lignite) and D (long flame).

The saleable products of Dzhebariki-Khaya mine include thermal coal of rank DR (long flame, ROM). The main consumers are public utility companies of the central and arctic districts of the Republic of Sakha (Yakutia) northern districts of Irkutsk Oblast and Krasnoyarsk Krai.

Coal is shipped by motor vehicles and by river. Shipments by river are made within the framework of the government contract on supply of fuel to northern and arctic regions. Since the consumers of the coal of Dzhebariki-Khaya mine (central and northern districts of the Republic of Sakha (Yakutia)) are located far from other coal mines, the demand for the mine’s coal is steady within the indicated tonnage in the long term.

The saleable products of Kangalassky open pit include thermal coal of rank 2BR (lignite, ROM). The planned average annual output and sales are 100-150 kt. All coal is consumed locally. The main consumers are the public utility companies and the population of the central districts of the Republic of Sakha (Yakutia). Coal is shipped by motor vehicles (collected by consumers) in winter along ice crossings. In view of the implementation of the natural gas supply programme in the Republic of Sakha (Yakutia), it is unlikely that shipments of coal from Kangalassky open pit will grow. In the long term, there will be a demand for coal (around 100 ktpa), since regular consumers have lignite-fired boilers.

The saleable products of Neryungrinsky open pit include coking concentrate of rank K and middlings.

The coking coal concentrate is mostly sold on the Asia Pacific market. Some of the coal is supplied to the domestic market. The concentrate of Neryungrinsky open pit is one of the best quality concentrates on the Russian coal market and is highly valued by consumers. The concentrate of Neryungrinsky open pit is classified as hard coking coal on the global market.

Middlings are supplied to large power plants of the region: Neryungri power plant and Khabarovsk power plant No. 3.

The thermal coal of the open pit is shipped to Russian consumers: power plants of the Far Eastern Federal District and cement plants. As the reserves of the open pit’s thermal coal become depleted, they will be replaced with the middlings from Elginsky mine.

The company has established links with consumers in all segments of the market, and a decline in sales is not expected.

Since the coal prices are at the peak in 2021, the following approach was taken to valuation:

•	The company’s budget prices were used for the period of the last 6 months of 2021 and full year 2022;

•	Coal prices have been adjusted in view of the decline, projected by analysts on the global market in 2022/2023, and are used for 2023 and onward.

•	The prices of 2023 and onward, relative to 2022 levels, are as follows: 75.1% for coking coal and 67.7% for thermal coal.

•	The prices of 2022 are used with regard to the coal sold on the local markets.

16.1	Forecasted Sale Price

Mechel is a major producer of thermal and coking coal, iron ore and by-products and has very detailed market knowledge and expertise in these products.

Based upon the business plan models provided, an estimation of the value of the combined elements of the Company was made on the all-equity, post-tax basis. The short term sale prices, forecasted by PMC/IMC, are shown below.

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Table 16-1	Forecasted Sale Price

Item	Units		2021	2022	2023	2024	2025
			US$	US$	US$	US$	US$
Coal
Yakutugol, thermal coal	US$	/t	91.6	57.6	41.1	41.1	41.1
Yakutugol, coking coal	US$	/t	284.5	141.7	106.3	106.3	106.3

17	ENVIRONMENTAL PERMITTING AND COMPLIANCE

The Environmental Permitting and Compliance has been detailed in the Yakutugol individual assets section.

18	COSTS

Mechel has a number of operating coal and iron ore mines organised into 4 separate companies which together form the Mechel Mining division. These mines produce thermal and coking coal and iron ore. The Company also has a number of greenfield projects and development projects at existing mines. This report details theYakutugol Coal Mining Assets of Mechel PAO.

18.1	Operating Costs

Future operating expenditures of the mines have been forecast and included into the corporate financial model.

Greenfield mine developments and subsequent operation, if applicable, have been included in the financial model based primarily on estimates made by relevant organisations within Mechel or on recent experience coupled with internal Mechel estimations.

Expenditures for service providers such as administration and sales departments are similarly charged to each operation and are intended to achieve cost recovery only. Any surplus or deficit is stated by the Company to be immaterial.

PMC/IMC examined the forecasts of operating expenditures for all the Yakutugol coal operations as prepared by the management of the Company. The forecasts were compared, where possible, with actual expenditures in previous years and, where considered appropriate, were modified following discussion with the Company.

PMC/IMC considers the modified production plans and budgets to be attainable.

In view of the diversity of products historic net cash costs have been calculated on the basis of per tonne of produced coal. The revenues attributable to each individual commodity other than coal has been offset against cash costs as revenue from by-products.

The historical operating expenditures per tonne of coal produced in 2018 to 2020 and the first 6 months of 2021 are summarised in the table below.

Table 18-1	Operating Expenditures per Tonne of Coal

Company	2018 US$/t	2019 US$/t	2020 US$/t	2021 (6 months) US$/t
Net cash cost per tonne of coal[1]
Yakutugol	52.2	53.7	43.8	43.9

Notes:	(1) The historical cash cost per tonne has been calculated with regard to the coal mining assets of Yakutugol.
(2) All figures are supplied by Mechel.

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PMC/IMC consider the expenditures used as a base reasonable and the method used for estimation logical.

18.2	Capital Costs

Capital expenditure estimates prepared by the Company consist of two main elements. These are firstly maintenance capital expenditures for the operating mines and process facilities. Secondly there are also expenditures of both greenfield developments and projects at operating mines mine, as well as maintenance capital expenditure of new mines once they are put into operation.

PMC/IMC examined the capital expenditures estimates prepared by the Company’s management for the period covered by the Company business plan for Yakutugol (Coal). Where considered appropriate, additions and changes were made to the figures following discussions with the Company’s management. The revised capital expenditures estimates were also incorporated into the cash flows.

PMC/IMC considers the production plans and budgets to be attainable. The capital expenditure estimates are adequate for the estimated planned outputs.

The capital expenditures for 2018-2021(6) are analysed into maintenance expenditures and growth expenditures.

The capital expenditures for 2020 to 2075 for each company are broken into maintenance expenditures (equipment replacement) and investment project expenditures and are shown the table below.

Table 18-2	Capital Expenditure 2018 to 2021 (6m)

Category	Units	2018	2019	2020	2021 (6 months)
Yakutugol
Maintenance	USD M	4.3	6.2	4.6	1.0
Development	USD M

Total	USD M	4.3	6.2	4.6	1.0

The capital expenditure forecast for 2021(6) to 2031 are shown in the table below.

Table 18-3	Capital Expenditure 2021 (6) to 2075

Category	Units	2021 (6m)	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031
Yakutugol
Maintenance	USD M	2.5	45.3	7.2	7.6	6.0	5.6	5.1	2.3	1.5	1.4	1.53
Development	USD M	0.3	0.2	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0

Total	USD M	2.7	45.5	7.2	7.6	6.0	5.6	5.1	2.3	1.5	1.4	1.5

Category	Units	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041- 2047/2075*
Yakutugol
Maintenance	USD M	1.49	1.13	0.04	0.09	0.55	0.04	0.62	0.04	0.17	19.5
Development	USD M	0	0	0	0	0	0	0	0	0	0

Total	USD M	1.5	1.1	0.0	0.1	0.6	0.0	0.6	0.0	0.2	19.5

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18.3	Risks and Inter-Relations

Any project is exposed to risks: potential events which may produce an adverse impact. PMC/IMC identified the potential risks, which may influence the PMC/IMC’s valuation:

•	Labour expenditures growth;

•	Time required for manufacturing of large-sized equipment;

•	Forecast of the sale price;

•	Growth of tax rates and introduction of new taxes and fees; and

•	Changes in the currency exchange rates, RUB/USD and RUB/EUR.

19	ECONOMIC ANALYSIS

PMC/IMC reviewed the physical and financial forecasts which together constitute the Company’s business forecast and are presented as the business model.

PMC/IMC discussed these forecasts with the Company and where appropriate made minor adjustments.

Based upon the business plan models provided, an estimation of the value of the combined elements of the company was made on the all-equity, post-tax basis.

Summarised physical and financial indicators of the Company’s business model are shown in the following tables.

The discussion of the efficacy of the life of mine and production forecasts, provided in various places within this report, as well as year by year statistics are included on request of the Company. PMC/IMC takes no responsibility nor provides any guarantee that any of the specific forecast production figures will be achieved as stated in the table below.

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Table 19-1	Summary of Physical and Financial Indicators of Yakutugol, 2021-2075

Yakutugol		2021 (6)*	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041- 2075
Production, ROM coal	Mt	2.18	6.76	8.31	8.31	8.31	8.31	8.00	8.00	8.00	8.00	8.00	3.59	0.15	0.15	0.15	0.15	0.15	0.15	0.15	0.15	5.21

Saleable coal
Coking	Mt	1.32	3.60	3.97	3.97	3.97	3.97	3.97	3.97	3.97	3.97	3.97	1.83
Thermal	Mt	0.86	2.68	3.52	3.52	3.52	3.52	3.23	3.23	3.23	3.23	3.23	1.39	0.15	0.15	0.15	0.15	0.15	0.15	0.15	0.15	5.21

Sale price
Coking	$/t	284.5	141.7	106.3	106.3	106.3	106.3	106.3	106.3	106.3	106.3	106.3	106.3
Thermal	$/T	91.6	57.6	41.1	41.1	41.1	41.1	40.7	40.7	40.7	40.7	40.7	39.3	18.8	18.8	18.8	18.8	18.8	18.8	18.8	18.8	18.8

Total revenue	$ M	454.7	666.9	569.0	569.0	569.0	569.0	555.4	555.4	555.1	555.1	555.1	250.5	2.8	2.8	2.8	2.8	2.8	2.8	2.8	2.8	97.7

Expenditures and taxes		135.7	348.4	384.5	398.2	410.1	418.9	399.5	395.9	390.4	294.3	276.9	192.1	2.1	1.9	1.9	2.1	2.1	1.8	1.8	1.8	77.3
Operating expenditures	$ M	129.8	334.3	372.7	386.7	398.3	406.7	388.0	387.1	382.3	294.1	276.7	191.9	1.8	1.6	1.6	1.7	1.9	1.7	1.7	1.7	57.7
Depreciation and depletion	$ M	5.9	14.1	11.8	11.5	11.7	12.2	11.5	8.9	8.0	0.2	0.2	0.1	0.3	0.3	0.3	0.3	0.3	0.1	0.1	0.1	19.7

Total capital expenditures	$ M	2.7	45.5	7.2	7.6	6.0	5.6	5.1	2.3	1.5	1.4	1.5	1.5	1.1	0.04	0.09	0.55	0.04	0.62	0.04	0.2	19.1

*	Excluding financing costs, borrowings and share related transactions
*	Note: 2021 figures are for the 6 months, from January to June 2021

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19.1	Valuation of Reserves

19.1.1	Methodology and Assumptions

The valuation of Mechel has been carried out using the discounted cash flow valuation method. PMC/IMC performed the valuation based on the operating expenditures, capital expenditures and revenues projected for the Company. Based on these results, depreciation, taxation and working capital requirements were provided by the Company to PMC/IMC for inclusion in this post tax valuation. PMC/IMC accepted the depreciation, taxation and working capital as provided and accepts no responsibility as to their accuracy.

The following key factors were considered in the course of the valuation.

Capital Expenditures

The level of capital expenditures as used for estimation of the net present value (NPV) is sufficient to both maintain the current production capacity and to promote new production capacity where required. The capital expenditures forecasts include expenditures for regular replacement of equipment, as well as development in new mining areas for mining and construction of additional processing facilities where required.

Plant and Equipment

The cost of maintaining, repairing and, where necessary, replacing items or components, is included in the cash cost estimates or in the capital expenditure schedules. Except for instances where equipment is planned to be transferred to another operation, the plant and equipment has not been valued separately. As the plant and equipment are an integral component of generation of the cash flows used to estimate the value of the reserves, the value of the plant and equipment is included in the reserve value. Any residual value is considered not to be material.

Sale Price

The main products of the Company, including thermal and coking coal are international commodities and are subject to both short term and cyclical variations. The valuation model is based on the forecasted prices of the major commodities (thermal and coking coal) initially provided by the Company.

Other Key Parameters

Other key valuation parameters used for valuation include the following:

•	The Russian Rouble to US Dollar (RUB/US $) exchange rate is expected to average RUB 72.7234 to US $ 1.00 throughout the full cash flow period;

•	The valuation date is 1 July 2021;

•	Cash flows are shown in real terms and have been discounted according to the end of year rule;

•	Cash flows are based on the available reserves forecasted to the shorter of the each of the mines life to 2075;

•	The net present value (NPV) was calculated using the real discount rate of 10%.

The model covers the forecast period set for Yakutugol and is for up to 55 years as detailed above. Where the reserves would be mined out earlier than the selected forecasting horizon, the expenditures and income were calculated until the last year of the scheduled mining operations.

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19.1.2	Valuation Results

Discounted cash flows (DCF) resulting from modelling reflect the cash value of reserves. The discount rate of 10% was used as a benchmark. However, the discount rates are always subjective and investors may have a different approach. Hence, PMC/IMC valued the Company using a range of discount rates.

The total NPV of the main mining assets of Mechel at the real discount rate of 10% is $ 1,170.1 million.

The table below shows the post-tax value of reserves by mining asset at various discount rates.

Table 19-2	Breakdown of Valuation of Reserves NPV– Based on Post Tax Results

Company	Net present value ($ million)
Yakutugol (coal)	1,170.1

Table 19-3	Yakutugol Summarised Results of Post-Tax Net Present Value Estimation

Real discount rate, %	Net present value, $ million
-2%	1,272.0
-1%	1,219.1
10%	1,170.1
+1%	1,124.7
+2%	1,082.4

19.1.3	Sensitivity Analysis

While PMC/IMC concludes that the key indicators for the company, as presented above, are realistic with regard to the expenditures and the production plans based on the reserves, a sensitivity analysis was conducted for a number of variables.

Mining and marketing of coal contain variables that are not always predictable. Potential variables include those directly associated with the mining and processing operations, such as the expenditures and production levels, as well as those that are external to the mining and processing operations, such as market prices.

Standard sensitivity analyses for cash flow were conducted with regard to variation of sale prices, production output, operating and capital expenditures.

Operating Expenditures

These could vary as a result of changes in component costs, such as labour or supplies, or from variation of productivity. PMC/IMC considers that the presented expenditures are reasonable but, in order to demonstrate the effect of the expenditures growth, estimated sensitivity to a 10% increase of operating expenditures.

Output

Output can be affected by variation of productivity or market demands. Outputs predicted by the Company are achievable but, in order to demonstrate the effect, PMC/IMC estimated sensitivity to a 10% decline in production. The expenditures do not reduce in proportion since the operating expenditures include fixed and variable elements.

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Capital Expenditures

Variation of the capital expenditures may result from quantity or market prices of fixed assets. The effect of a simple increase of capital expenditures by 10% was estimated.

Sale Price

Market forces dictate the price of coal. In recent years, prices have been high until the global crisis and have since recovered very strongly. There are clear indications that other prices have recovered but, nevertheless, such commodities are subject to major fluctuations and therefore, PMC/IMC estimated the effect of a 10% drop in sales prices.

The summarised results of the analysis of sensitivity of the reserves valuation to variation of main parameters are shown below.

Table 19-4	Sensitivity Analysis of Reserve Valuation NPV – Based on Post Tax Results

NPV (US$ million), post-tax	Base case	Operating expenditures (+10%)	Production (-10%)	Capital expenditures (+10%)	Sales price (-10%)
Yakutugol	1,170.1	979.5	940.0	1,163.3	858.3

20	ADJACENT PROPERTIES

The adjacent properties have been detailed in the Yakutugol individual assets section but are limited.

21	OTHER RELEVANT DATA AND INFORMATION

21.1	CRIRSCO Code

The Committee for Mineral Reserves International Reporting Standards (CRIRSCO) International Reporting Template dated November 2013 as incorporated into the Codes and Standards of most of the CRIRSCO Members (the “CRIRSCO Code”).

The CRIRSCO Code provides a mandatory system for the classification of minerals Exploration Results, Mineral Resources and Mineral Reserves according to the levels of confidence in geological knowledge and technical and economic considerations in Public Reports.

Public Reports prepared in accordance with the CRIRSCO Code are reports prepared for the purpose of informing investors or potential investors and their advisors. They include, but are not limited to, annual and quarterly company reports, press releases, information memoranda, technical papers, website postings and public presentations of Exploration Results, Mineral Resources and Mineral Reserves estimates.

One of the main factors in the CRIRSCO code reporting is that a “Competent or Qualified Person” executes the reporting. A Competent or Qualified Person must have a minimum of five years’ experience which is relevant to the style of mineralisation and type of deposit under consideration and to the activity which that person is undertaking. If the Competent or Qualified Person is estimating or supervising the estimation of mineral resources, the relevant experience must be in the estimation, assessment and evaluation of mineral resources.

The CRIRSCO code uses the following terms and definitions which are summarised in the figure below.

Modifying Factors Modifying Factors are considerations used to convert Mineral Resources to Mineral Reserves. These include, but are not restricted to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social and governmental factors. Exploration Results include data and information generated by mineral exploration programmes that might be of use to investors but which do not form part of a declaration of Mineral Resources or Mineral Reserves.

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A Mineral Resource is a concentration or occurrence of material of intrinsic economic interest in or on the earth’s crust in such form, quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling. Mineral Resources are sub-divided, in order of increasing geological confidence, into three categories.

•	Measured Mineral Resource - is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the deposit. Geological evidence is derived from detailed and reliable exploration, sampling and testing and is sufficient to confirm geological and grade/quality continuity between points of observation. A Measured Mineral Resource has a higher level of confidence than that applying to either an Indicated Mineral Resource or an Inferred Mineral Resource. It may be converted to a Proved Mineral Reserve or to a Probable Mineral Reserve.

•	Indicated Mineral Resource - is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade/quality continuity between points of observation. An Indicated Mineral Resource has a lower level of confidence than that applying to a Measured Mineral Resource and may only be converted to a Probable Mineral Reserve.

•	Inferred Mineral Resource - is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade/ quality continuity. An Inferred Resource has a lower level of confidence than that applying to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

A Mineral Reserve is the economically mineable part of a Measured and/or Indicated Mineral Resource. It includes diluting materials and allowances for losses, which may occur when the material is mined or extracted and is defined by studies at Pre-Feasibility or Feasibility level as appropriate that include application of Modifying Factors. Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified. Mineral reserves are sub-divided in order of increasing confidence into two categories:-

•	Probable Mineral Reserve - is the economically mineable part of an Indicated, and in some circumstances, a Measured Mineral Resource. The confidence in the Modifying Factors applying to a Probable Mineral Reserve is lower than that applying to a Proved Mineral Reserve.

•	Proved Mineral Reserve - is the economically mineable part of a Measured Mineral Resource. A Proved Mineral Reserve implies a high degree of confidence in the Modifying Factors.

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Figure 21-1	Principles of the CRIRSCO Code

Assessment of Data and Reporting Criteria

To assess the adequacy of the plans and sections to support mine planning based on CRIRSCO criteria, the base data has to be examined to see if it is CRIRSCO compliant. If the base data is CRIRSCO compliant then this data can be used to produce CRIRSCO compliant plans.

Conforming data is usually used to estimate the resources of a deposit, and the reserves if there is a physical and financial business plan associated with the mining of the deposit. The CRIRSCO Code provides a checklist as a guide to those making any estimation.

Relevance and materiality are overriding principles that determine what information should be publicly reported and sufficient comment on all matters that might materially affect a reader’s understanding or interpretation of the results or estimates being reported must be provided. This is particularly important where inadequate or uncertain data affect the reliability of, or confidence in, a statement of exploration.

21.2	Mineral Resource Estimate

21.2.1	Basis, Assumptions, Parameters and Methods

Russian Federation uses, by law, the classification system and estimation methods for reserves and resources established by the Former Soviet Union. In practice, this means that the statements of reserves and resources developed by individual Mechel mines and the mining plans to which they relate must be submitted for approval to the corresponding committees of the Government Authorities. Adherence to the standardised national system of reserves and resources estimation is a legal procedure and mandatory for the license holders.

Under this old classification system, which is also the current reporting regime in Russia as part of the exploitation licence for each mineral deposit, a set of Conditions for Estimation of Reserves are prepared by the corresponding national design institutes and are approved by a State supervisory authority. The conditions apply a well-defined process of classifying the specific deposit into one of

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five major deposit categories, subject to which, the principles for exploration and classification of reserves and resources have been established. Reserves and resources are classified into six main classes and designated by the symbols A, B, C1, C2 and P1 and P2, based on the degree of reliability of exploration data. The category A and B define a group of resources where the uncertainties are significantly minimised whilst the P categories of resources are “prognosticated” and are considered equivalent to inferred resources.

The “Conditions” for estimation of reserves for each deposit specify the method of computation of resource/reserve blocks, the minimum thickness for exploitation of the coal seams and cut-off parameters, plus special considerations which may apply where the conditions for mineral extraction are exceptional or present difficulties.

Once the exploration data is compiled and evaluated, the estimation of the resources is carried out in clearly defined blocks where a number of maps and plans are generated for each seam present in each asset by considering the geological conditions present in each block affecting the resource and reserve estimations. The classification of the blocks corresponding to A, B, C and P categories considers the individual block boundaries, conditions set on the resource boundaries (e.g. floor of a particular seam or depth), outcrop distribution, borehole locations (including collar information and borehole depth), geomorphological surface features (topography, rivers and streams, national parks-reserves etc), man-made features (industrial zones, surface and underground infrastructure, railways, pipelines, national grid, shafts, dams, etc.), oxidation zones, washout zones, graphic representation of seam morphology, split lines, faults with their throw amplitude and configurations, other structural elements and zones of tectonic disturbances, seam thickness (minimum, average, maximum), thickness of the partings present, location of seam thinning/thickening, seam dip angle, and corresponding minimum coal quality parameters (at least ash, volatile matter, sulphur, calorific value, plastic layer etc.) present in each borehole. The documentation of this exercise needs to be compiled in the form of cross sections, plans, tabulation of seam characteristics and reports, which is also part of the legal requirements to approve the resource estimation.

With reference to these conditions, the reserves stated for each deposit are further categorised as “balance reserves”, which means they meet the pre-determined criteria for economically justifiable extraction or are “out-of-balance resources” considered to be uneconomic to exploit. Another category of reserves under the former Soviet system/current Russian system is the “industrial resources/reserves” which are the “balance reserves” minus all operational losses and overall mine losses.

Mineral deposits in Russia are also classified in terms of geological complexity according to the size, continuity and structural disposition of the deposit ranging from 1 (simple) to 4 (very complex).

Upgrade to C classes from P requires additional data (typical “modifying factors” such as geotechnical, economic, pit design, etc.) whilst C1, B, and A classes require completion of a prefeasibility/feasibility study which is generally called the TEO (technico-economicheskiye obosnovaniye=technical-economic characterisation) and the TER (technico-economicheskiye raschoti= technical- economic calculations). The publication of data in the above classes requires audit and registration by an independent organisation i.e. GKZ = State Commission on Reserves (national) or TKZ = Territorial Commission on Reserves (regional).

The TEO document is a very comprehensive and detailed document and covers the geological and technical/technological assessment and economical evaluation of the deposit in question for different cut-off parameters. The economical assessment typically investigates the different cut-off parameter options defined from the geological and technological perspectives under the headings of: analysis of market and economic environment and taxation issues, operational cost and production cost and product sales, capital costs, floating capital investments, profitability, discount rate, net cash flow and net present value, internal rate of return as well as indicators of the commercial effectiveness of the project.

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The Qualified Person emphasizes the importance of the fact that any resource estimation under the Russian system must be approved by GKZ or TKZ before any mining is allowed as this is a legal requirement under the Russian laws.

Therefore, cut-off parameters document plays a crucial step on the finalisation of the approval of the reserves. The former Soviet/current Russian system places all the available coal in the ground as a reserve and does not make any distinction between the resource and reserves.

According to the Qualified Person’s experience is that the classification of resources and resource blocks in the categories A, B, C1 and C2 is a very reliable guide to the confidence for volumetric definition of resources in-place. The Conditions for Estimation of Reserves define cut-off grades and the density values employed for coal/industrial mineral in-place. These appear consistent with the current commercial performance of the operations and a relevant guide to the commercial exploitability of these resources.

It is the opinion of the Qualified Persons of this report that this system represents a very traditional system of resource management as demanded by the national legislation. The system is nevertheless a robust and reliable reflection of the utilisation and depletion of reserves and resources.

Coal volumes at individual assets of Mechel are estimated by the determination of the areas at specific levels and the multiplication of this area by the average thickness estimated from sections through the applicable area.

The estimate of coal resource tonnage is obtained by multiplication of the estimated volume by the measured specific gravity (SG, usually between 1.27 and 1.35) of the “clean coal bands” in the laboratory analysis as defined in the Conditions for Estimation of Reserves for each deposit for specific coal type and grade rather than the bulk density as the CRIRSCO codes recommend. In addition, the Russian methods for density estimation do not consider the moisture correction for the density as recommended by Preston and Sanders (1993) under the CRIRSCO based templates.

Therefore, the Qualified Person believes that the mass of coal resources is conservatively underestimated for each asset as they usually do not include the clastic partings as defined in the Document of Conditions for Estimation of Resources/Reserves.

The Qualified Person’s experience that that the original estimations usually did not take the seam dipping angle into account if a flattish geometry is present, and this was not the requirement at the time. This means that the resources are also slightly underestimated for the flattish deposits, which is a typical conservative Soviet approach in those days.

21.2.2	Conversion to CRIRSCO

The allocation of confidence category to resource blocks follows a formal procedure established by the State Committee for Reserves (GKZ). The expression of these categories within international standards for reporting on mineral properties follows the joint GKZ-CRIRSCO model “Guidelines on Alignment of Russian minerals reporting standards and the CRIRSCO Template” of 2010.

The figure below sumaries the generalised approach for the conversion of GKZ resources to CRIRSCO mineral resources and thence the estimation of mineral reserves based on a mine plan within the technical boundary.

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Figure 21-2	Generalised Conversion of GKZ Reserves to CRIRSCO Mineral Resources and Reserves

This is not a mechanical process and the opinion of the Comptent Person will determin the actual CRIRSCO classification.

The deposits in Yakutugol have particular complexities and the Qualified Person has taken the individual assessments described in the relevant sections above.

21.3	Management and Manpower

PMC/IMC’s personnel were in regular contact and held numerous discussions with Company management at various levels. PMC/IMC is satisfied that Yakutugol management is capable of implementing the proposed production plans based on this contact and on direct observations of operational management. The Company operates its management and financial programmes in accordance with International Financial Reporting Standards (IFRS) as part of a standardised electronic reporting system for health and safety, production and financial performance.

Changes to the approved reserve statements and to certain approved mine production and staffing plans must be submitted to and approved by the relevant government authorities. PMC/IMC is not aware of any refusals in the past and Yakutugol remains confident of obtaining this approval as and when necessary.

Yakutugol currently has a strategy of operating its mines at their existing steady state outputs to satisfy the capacities of the coal preparation plant. Thus, the management and manpower requirement of the Company are unlikely to significantly change in the short term.

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The average number of employees each year, 2018 to 2021 is shown in the table below.

Table 21-1	Number of Employees 2018 to 2021

Manpower	2018	2019	2020	2021
Yakutugol	3,373	3,113	2,811	2,581

Professional training and upgrading of skills is undertaken.

21.4	Health and Safety

Yakutugol implement a health and safety policy, compliant with the Russian laws, based on the provisions, rules and valid guidelines, which are updated every five years and cover all operations and categories of work. The Company has a health and safety management system which provides for annual risk assessment and development of health and safety actions for production and other facilities.

Yakutugol has a coordination team for supervision and investigation of health and safety issues, which makes shift reports on all aspects of safety. The health and safety management system is completely identical to the production management system. The system sets subordinate, responsibilities and competence for each employee with regard to health and safety.

Yakutugol’s health and safety requirements also apply to contractors, which is reflected in actions taken to ensure safe operation and joint instructions.

Scheduled and unscheduled government safety inspections are carried out and relevant reports are made. Internal reports are reviewed and actioned at regular production meetings.

The Lost Time Injury Frequency Rate is one of the parameters used to monitor safety performance in the industry and is usually measured per 100,000 man-shifts or one million manhours.

The international standard for reporting of accidents is the ‘Lost Time Incident Frequency Rate’ (LTIFR) is per million man hours but the Company standard is per 1,000 employees on books. An Incident becomes registered as an LTI where any man loses a single shift which, is in line with internationally accepted procedures for LTI classification.

Mechel calculation method:

LTIFR	=	Σ LTI × 1,000

Total Number of Men on Books

International calculation method

LTIFR	=	Σ LTI × 1,000,000

Total Number of Man hours Worked

Similarly, the international calculation method for ‘Lost Time Incident Severity Rate’ (LTISR) is also based on million manhours worked.

LTISR	=	Σ Days Lost × 1,000,000

Total Number of Man hours Worked

PMC/IMC has converted the Company figures to the international standard per million man-hours worked for an easier industry comparison, shown below in the table below.

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Table 21-2	Health and Safety Statistics

	2018	2019	2020	2021 (6m)
Yakutugol
Manpower	3,373	3,113	2,811	2,581
Total Accidents	6	4	4	1
Fatalities	0	1	0	0
LTI Frequency Rate	1.16	0.8	0.93	0.36
LTI Severity Rate	278	172	207	47

The LTIFR average for similar international mining operations is 6.26 per million man-hours worked. The Yakutugol average of 0.8 is significantly better than the international average and the trend for the last three years could be classed as downward.

The LTISR is however worse than other similar international mining operations, again the trend for the last three years could be classed as reasonably steady.

One person has been involved in a fatal accident over the last three years. This can be considered to be low by international standards for operations of this size.

21.4.1	Examples of Measures for Improvement of Health and Safety

Measures for improvement of health and safety and reduction of the professional risk level include the following:

1.

Improvement of the health and safety management system: update of management documents; development of the necessary standards; dissemination of information on health and safety issues; and arrangement of Safety Days;

2.

Integrated reporting: information on emergencies, incidents and accidents at production facilities’ reporting on injury rates; reporting on use of funds allocated for health and safety; and other reporting;

3.	Health and safety audits: targeted and routine audits in the company’s divisions; checking of compliance with the health and safety requirements; comprehensive and targeted audits;

4.

Training of the Company’s personnel: on-the-job training; professional development; checking of employees’ knowledge; training in health and safety; and development of the behaviour-based safety audits programme;

5.

Conclusion of contracts: labour conditions assessment; newsletters, reference and technical books; measurement of harmful and/or hazardous factors at production facilities and pre-shift examinations; and

6.

Healthcare and prevention measures: medical examinations; purchase and upgrade of first aid kits; introduction of new collective protective equipment and upgrade of existing equipment; provision of employees with workwear and footwear; purchase of milk; special labour conditions assessment at work places; etc.

21.4.2	Action Taken at the Mines

Yakutugol takes a pro-active approach towards prevention of injuries and incidents in the course of mining; maintenance has been upgraded; a downtime management system is being introduced; artificial lighting has been is improved; the security and fire alarm system has been installed; safety warnings are put on the equipment; non-operating containers are dismantled at the fuel and lubricants storage facilities; and work places are arranged to ensure safety of employees.

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In compliance with the valid laws, special labour conditions assessments are made, and all identified harmful factors are measured at work places. On-going sanitary and operational monitoring of harmful factors is undertaken and use of personal protective equipment by employees is checked.

21.4.3	Organizational Measures

Organizational measures for improvement of health and safety and reduction of the professional risk level include the following:

1.	Health and safety indicators are included into the key performance indicators for managers;

2.	Engineers are trained in use of the job order system;

3.	Training of workers is arranged to improve the health and safety knowledge level;

4.	Public health and safety inspectors are engaged in checking of the response to incompliance, found by managers and specialists, responsible for operational control; and

5.	If a trainee fails to demonstrate a satisfactory level of health and safety knowledge he undergoes a refresher training programme.

22	CONCLUSIONS

PMC/IMC concludes from the independent technical review that:

•	The management’s geological and geotechnical knowledge and understanding is sufficient to support short, medium and long term planning appropriately and operations are well managed.

•	The mine plans consider geological and geotechnical factors appropriately to minimise mining hazards.

•	Mechel’s mining equipment (either in place or planned in the capital forecasts) is suited to its mine plans and is adequate, with minor adjustments, for the production plans.

•	Coal processing facilities and other infrastructure facilities are capable to continue supplying appropriate quality products to the markets in compliance with the production plans.

•	The average LTIFR of similar operations in other countries is 6.26 per 1 million of man-hours. The Yakutugol rate of 0.8 is much better than the average international value and has tended to be stable over the last three years. However the LTISR remains higher than the international averages with 1 fatality over the period.

•	Environmental issues are managed and there are no issues that could materially impede production nor are there any prosecutions pending.

•	The assumptions used for estimation of the capital and operating expenditures are appropriate and reasonable.

•	The capital and operating expenditures used in the financial models incorporating minor adjustments by PMC/IMC reflect the mine plans, development and construction schedules and the forecast production levels.

•	Special factors identified by PMC/IMC are well understood by the management and appropriate actions to mitigate these risks are being taken. Besides, the mine plans and expenditure forecasts appropriately account for these risks.

•	The Company’s management operates the management accounting system and is able to monitor and forecast production and cost parameters. The management uses the accounting systems compliant with IFRS standards.

S-K 1300

TRS (22)

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PMC/IMC estimated the post-tax value of Yakutugol’s coal reserves at US$ 1,170.1 million at the real discount rate of 10%, the exchange rate of RUB 72.7234 / US $, and the product prices, capital and operating expenditures and production forecasts which are soundly based.

23	RECOMMENDATIONS

•	The financial evaluation is based on reserves to 2075. However each asset has reserves based on LOM, which in some cases go beyond this date.

•	Following discussions with the Yakutugol management team Neryungrinsky production has been reduced to 7 Mtpa for a LOM of 11 years to ease the pressure on the aging preparation plant.

•	Yakutugol and the other Mechel operating subsidiaries should move towards estimating Mineral Reserves and Resources in accordance with the CRIRSCO Code directly without converting from a GZK estimation each year.

•	Future S-K 1300 compliant TRS reports should be based on the fiscal and calandar year.

24	REFERENCES

1.	Guidelines on Alignment of Russian minerals reporting standards and the CRIRSCO Template” of 2010. Issued by CRIRSCO.

2.	Solid Minerals Reserves Status and Changes Data (form 5-GR) for 2019, 2020.

25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

All of the base data and information used to compile this report have originated from Mechel and its subsidiary Companies. PMC and IMC have tested the efficacy of the material supplied by site visits and interaction with the relevant Company personnel. The draft report was submitted to the Company for verification of factual accuracy.

S-K 1300

TRS (23)

S-K 1300

TRS (24)

S-K 1300

TRS (25)

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DISTRIBUTION LIST

S-K 1300 TECHNICAL REPORT SUMMARY OF YAKUTUGOL COAL MINING ASSETS

COPY No.

Copies of this report have been distributed as shown below:

Copy No.	Type	Recipient
1	Original	Mechel PAO
2	Copy	Mechel PAO
3	Copy	IMC Montan Group
4	Copy	PMC Ltd

Project Personnel:    J S Warwick (CP, Mining Engineer), P C Robinson (Financial Analyst), M Mounde (Mining Engineer), Dr J A Knight (Geologist), Dr H Arden (Geologist), S C Frankland (Process Engineer), M George (Environmental), P Shevchenko (Project Manager Russia, Mining Engineer), I Stezhko (Mining Engineer), A Sotnikov (Process Engineer), S Sidorkin (Social and Economic), E Kuleshov (Mining Engineer), A Zhura (Financial Analyst), R Mershiev (Financial Analyst), M Sokolova (Environmental), T Saverskaya (Process Engineer), M Oleynikov (Geologist).

Key Words:    Mechel, Yakutugol, Coal, Yakutia, Moscow

	Signature	Name / Designation
Production:	/s/ John S Warwick	John Warwick Report Compiler

Verification:	/s/ Pavel Shevchenko	Pavel Shevchenko Project Manager

Approval:	/s/ John S Warwick	John Warwick Project Director and Qualified Person
Date:	21st March 2022

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Appendix A

QUALIFICATIONS OF THE CONSULTANTS

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J S Warwick    Project Director and Mining Engineer

B Sc Electrical Engineering (Hons), Newcastle University (1973); B Sc Mining Engineering (Hons), Nottingham University (1975); Mine Manager’s 1st Class Certificate; Fellow Institute of Materials, Minerals and Mining; Chartered Engineer; European Engineer (Eur Ing).

50 years experience in the coal, base metals and industrial minerals mining industry and 20 years of directing Competent Person’s and Mineral Expert’s Reports. He is qualified as a Qualified Person under the requirements of the CRIRSCO Codes and SEC.

P C Robinson    Financial Analyst

Associate, Chartered Institute of Management Accountants

40 years experience in the mining, minerals and consulting industry worldwide with specific experience of investment and mine purchases, project management, production of a competent persons report in support of a flotation on major stock exchanges for major companies.

M Mounde    Mining Engineer

Chartered Engineer; Member Institute of Materials, Minerals and Mining; South Africa Mine Manager’s Certificate.

29 years of mining experience gained in both the operations and consultancy working environment with experience extending over all of the six continents where mining is permitted, and this experience covers both surface and underground operations in the precious and base metals, coal and industrial mineral industries. Mark has provided technical input and managed projects that have ranged from Feasibility Studies to Scoping Studies and Technical Due Diligence Reports. Mark’s operational experience is gained from working in Southern Africa on the South African deep level gold mines and open cast coal mines.

Mark Mounde is a Qualified Person under the requirements of the CRIRSCO Codes.

Dr J A Knight    Geologist

Dr J A Knight (B.Sc Geology, Aston University (1968); PhD Geology Sheffield University (1972); Fellow of the Geological Society, London; Chartered Geologist; Member Society of Mining Engineers (US); Member of Institute of Directors. He is a senior associate and former managing director of IMC and was the senior project geologist for this technical review. John has over 42 years experience in metalliferous and coal geology.

John Knight is a Qualified Person under the requirements of the CRIRSCO Codes.

Dr H Arden    Geologist

BSc Geological Engineering (Hons.), Istanbul Technical University (1984); MSc Civil Engineering, Southampton University (2008); PhD Geology, University of Nottingham (1990), Chartered Geologist and Fellow of the Geological Society.

More than 30 years of experience as a coal geologist worldwide. Hakan Arden is a Qualified Person under the requirements of the CRIRSCO Codes.

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S C Frankland    Process Engineer

BSc (Hons) in Minerals Engineering from Birmingham University; is Fellow and Past President of the Minerals Engineering Society, Member of the South African Coal Processing Society and Member of the European Union Expert Committee on Coal Preparation.

He has 43 years’ experience in the coal mining industry and waste recycling industry, in particular beneficiation, processing and quality management. He has worked in many areas of the world, recently in Kazakhstan and China.

Steve Frankland is a Qualified Person under the terms of the SEC.

M George    Environmental Engineer

BSc (Hons) in Applied Chemistry, Kingston-upon-Thames University (1971); Specialist courses in Hydrometallurgy, Solvent Extraction, Management in Industry, Assessment of Competence in Process Operations, Radiological Protection Supervision, Environmental and Safety Auditing, Health and Safety at Work Regulations, COSHH (Control of Substances Hazardous to Health) Assessment, Integrated Pollution Control.

40 years experience in base metals processing including environmental aspects and specialising in the environmental field for the last 15 years.

B Richards    Infrastucture Engineer

Experienced Mechanical Engineer with experience in Project Design, Project Management and mechanical engineering feasibility studies, and in the design and tender evaluation of Engineering Equipment Proposals. He is also experienced in mine CAPEX and OPEX infrastructure schemes, projections, financial reviews, due diligence and human resource scheduling.

*Pavel Shevchenko     Mining Engineer

MIMMM, PONEN (Professional Society of Independent Experts of the Subsurface Resources, Kazakhstan), GKZ Expert, has over 15 year experience in the mining industry, has the mining engineer’s diploma in underground mining awarded in Almaty, Kazakhstan, and the diploma in law awarded by Turan University, Almaty, Kazakhstan. As an IMC Montan staff member, participated in over 30 projects on reserve and resource evaluation, was involved in projects development in compliance with the international standards, optimisation of mining and other processes of open and underground mining operations.

*Igor Stezhko      Mining Engineer

Graduated from St. Petersburg State Mining Institute and Plekhanov Russian Economic University. At present, Igor Stezhko is an expert of the State Committee for Reserves (GKZ) of Russia, a member of the Professional Business and Ownership Appraisers Association, and a member of the Board of Experts of the Technological Platform for Solid Minerals of the Eurasian Economic Commission. He has more than a 9 year experience as mining engineer and a 3 year experience in mine designing. He has experience in mining industry in Russia and abroad. He was involved in shaft sinking at an international mine. During his work in IMC Montan Igor participated in and managed more than 25 projects related to preparation of designs, compliant with international standards, reserves and resources evaluation, technical audits and due diligences of mining industry enterprises.

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*Anatoly Sotnikov     Process Engineer

Graduated from the Geological faculty of St.-Petersburg State University trained as a geologist-instrument man-prospector. Work experience in coal industry is over 27 years in positions of engineers and management positions in regional coal companies, big coal and steel-making holding companies, foreign design-engineering firms. Anatoly is a highly qualified specialist-processing engineer in the area of coal preparation, selection of processing and dewatering equipment, simulation of flow processes at coal preparation plants (CPP), calculations of full material balance, conduct of technology audit at on-going processing operations. He has experience in CPP construction, reconstruction and technical retooling project management. Anatoly has been with IMC Montan since January 2020 and participated in Due Diligence, JORC reserve and resource valuation, PFS preparation projects as a coal preparation expert.

*Sergei Sidorkin     Social and Economic Policy

Sergey graduated with honours from the department of history at Chelyabinsk State University with specialization in political science; and a post-graduate course at the public policy chair of the department of philosophy at Lomonosov Moscow State University as a PhD, political sciences. Sergey has expertise in the area of strategic planning, Investor Relations, Public Relations, Risk Management. Sergey has been working in IMC Montan since 2011 and is involved in preparation of Terms of Reference, quality control, project co-ordination, liaison with the state authorities, market research, preparation of social and economic sections of mining project reports (risk assessment, assessment of project performance, analysis of legal and regulatory framework).

*Egor Kuleshov     Mining Engineer

Egor Kuleshov graduated from St. Petersburg State Mining Institute (diploma of a mining engineer, development of stratified deposits); and from St. Petersburg State University (economics and management, project management), McKinsey & Company. He has published articles in peer-reviewed journals and has the patent for the invention. Egor was involved in projects on reserve and resource evaluation, Feasibility and Pre-Feasibility Studies, MER preparation. Expert of the State Committee for Reserves (GKZ) of Russia.

*Alexey Zhura     Financial Analyst

Aleksey is a specialist in economics and marketing of mining. He graduated from Moscow State Mining University and has a PhD (Economics) and further diplomas: Company (Business) Valuation of State University of Land Use Planning and Control; Innovation Management in Corporations of Academy of National Economy and Civil Service under the Auspices of the RF President. Aleksey has 19 years of experience in marketing and economics of mining, Aleksey is an expert of GKZ (State Committee on Mineral Resources and Reserves) since 2007, since 2012 he is a member of the Society of Subsoil Use Experts of Russia (OERN).

Since 2006 Alexey has been working for IMC Montan as a consultant. For the time of his work for IMC he implemented over 80 projects in different type of minerals – coking and thermal coal, iron ore, base and precious metals etc.

*Ruslan Mershiev    Financial Analyst

Ruslan is a mining specialist in marketing and economics. He has graduated from Kuzbass Sate Technical University as Mining Engineer Economist. He has more than 10 years of experience working in the Russian mining companies, including Kuzbassinvestugol Corporation, Sokolovskya Holding Company, Kuzbassugol Coal Company, and Kuzbassrazrezugol Coal Company. Ruslan was engaged in

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mining economics including the following subject areas: economic assessment of investments, business planning, analysis of production activities, budgeting, and marketing. He has extensive experience in development of investment project and their audits, the projects related to construction and re-construction of deep mines, surface mines, processing plants, as well as auxiliary and service facilities. He was involved in expertise of the investment projects bidding for state support funds within Local Development Programme and Kuzbass Coal Industry Diversification Programme which are aimed at re-employment of miners and their family members made redundant as a result of coal mines closure. Professional level user of specialized software for development of investment projects and financial analysis of companies (Alt-Invest, Alt-Finance).

*M Sokolova    Environmental Engineer

Maria Sokolova is an environmental specialist. Maria has over 15 years of experience in the area of environmental protection. She graduated from Moscow Geological Exploration Academy and is a certified engineer specializing in eco-geology. From 2000 to 2008 she worked in the Monitoring and Forecast Centre at the RF Emergency Committee and held a position of the main specialist at the Environmental Emergency Monitoring Division. Currently she works for IMC Montan and is engaged in mines’ Environmental Impact Assessment, compliance of mines’ operations with national and international standards in the area of environmental protection. In her work Maria uses knowledge of the RF Environment Law and international environmental standards as well as knowledge of mining specifics as an impact factor.

*Tatyana Saverskaya     Metallurgy and Processing Engineer

Tatyana is a highly qualified specialist in the area of mineral processing and metallurgy (base, precious, and rare metals) and has 25 years of experience. She is a specialist in technology and equipment of metallurgical and processing plants. She graduated from Norilsk Industrial Institute in 1991. Tatyana has vast experience in designing of processes and technologies for processing and metallurgical operations and provides technical support to on-going enterprises in the mining and metallurgical sector. She has more than 10 printed papers, 3 patents for inventions.

*Maxim Oleynikov    Geologist

Member of Australian Institute of Geoscientists. He graduated from the Kazakhtan National Technical University named after KI Satpayev in specialty of Mining Engineer and Geophysicist. Starting his career as a specialist in computer information processing, Maxim has moved to the position of Geophysics and soon became Director and Representative of the Micromine in Kazakhstan

* - denotes visited operations

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In accordance with the requirements of SK-1300 the Qualified Persons have been involved with the sections of the report as shown in the table below.

Qualified Person	Discipline	Report Areas	Specific Sections
J S Warwick	Mining	Complete Report Compilation Qualified Person Mining	1 to 25 4.1.11, 4.1.12, 4.1.14 4.2.11, 4.2.12, 4.2.14 4.3.11, 4.3.12, 4.3.14 20 to 25

P C Robinson	Finance	Financial Analysis	16, 18, 19

Dr J A Knight	Geology	Geology	4.1.1 to 4.1.11 4.2.1 to 4.2.11 4.3.1 to 4.3.11

S C Frankland	Process	Coal Preparation	4.4.1 to 4.4.6

M George	Environmental	Environmental	4.1.15, 4.2.15, 4.3.15, 4.4.7

B Richards	Electrical, Mechancial	Infrastucture	4.1.13, 4.2.13, 4.3.13

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Appendix B

MAPS AND PLANS

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It should be noted that the coordinates shown on the following plans may not be reliable as they are considered to be state secrets and could not have been disclosed accurately.

Yakutugol

1	Location Plan of the Mechel Yakutugol Mines and Process Plants

2	Geological map of the South Yakutian Coal Basin

3	Neryungrinsky Stratigraphic column and Structural framework

4	Neryungrinsky Mine plan

5	Kangalassky Structural Profile

6	Kangalassky Mine Plan

7	Dzhebariki-Khaya Structural Profile

8	Dzhebariki-Khaya Mine Plan

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1.	Location Plan of the Mechel Yakutugol Mines and Process Plants

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2.	Geological Map of the South Yakutian Coal Basin

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Геологический разрез по линии 40б

Примечание:

Условные обозначения приведены в приложении 4.

Экз.___

Филиал ООО "Мечел-Инжиниринг" "ДАЛЬНИИПРОЕКТ"	Геологический отчет с подсчетом запасов каменного угля по пласту Мощный Нерюнгринского каменноугольного месторождения по состоянию на 01.01.2013г.	
	Ответственный исполнитель Корнеева А.В.	Год сдачи отчета 2013 г
Приложение 44 лист	Геологический разрез по линии 40б	
Масштаб М 1:2000, 1:200		
Составил	Писанко Н.И.	
Исполнил	Григорьева Е.А.	
ГИП	Пивоваров И.В.	

Н/Ф

3.	Neryungrinsky Stratigraphic Column and Structural Framework

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4.	Neryungrinsky Mine Plan

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5.	Kangalassky Structural Profile

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6.	Kangalassky Mine Plan

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Consolidated Lithological-Stratigraphic Section
Scale 1:2,000

System	Part	Tier	Suite	Subsuite Horizon	Thickness	Seams	Index	Lithological column	Seam thickness	Lithological characteristics
Quaternary	Pleistocene				15-30				15-30	The clay is dark brown, dense, with inclusions of small pebbles. Boulder-pebble deposits d = 3-3.5 cm, represented by igneous and metamorphic rocks. Aggregate - sandy-clay
Cretaceous (K)	Lower (K1)	Berriasian	Batylykhskaya		90-100	Novy Novy I Novy II Novy III Novy IV Nadverkhny Verkhny	d_{20} d_{19} d_{18} d_{17} d_{16} d_{15} d_{14}		 0,40-0,70 0.35-1.65 0.10-0.70 0.10-0.80 0.10-0.60 1.55-3.15	Sandstones are grey and light grey with a greenish tint, mostly medium- and fine-grained. Quartz-feldspar, rarely quartz and carbonate. Siltstone bands
Jurassic (J)	Upper (J3)	Volzhsky	Chechumskaya	Sytoginskaya	50-100	Promezhutochny I Promezhutochny II Promezhutochny III	d_{13} d_{12} d_{11}		0.10-1.10 0.30-0.80 0.20-1.40	Siltstones of brown and dark brown color with bands of liptobiolitic coal, light grey calcareous polymictic sandstones
		Callovian, Oxfordian		Jaskoyskaya	120-140	Pervy+Vtoroy Promezhutochny IV Promezhutochny V Trety Chetverty Promezhutochny VI Promezhutochny VII Pyaty Shestoy	d_{10}+d_9 d_8+d_7 d_6 d_5 d_4 d_3 d_2 d_1		2.40-4.10 0.10-0.80 0.40-2.10 0.30-1.70 0.10-1.40 0.10-1.00 0.10-0.50 0.10-0.40	Light grey fine-grained quartz-feldspar sandstones, siltstones, rarely mudstones, numerous seams and bands of coals. Siliceous clay sandstone cement
	Medium (J2)	Baios, Bathan	Yakutskaya		210-300					Alternation of grey and greenish-grey fine- and fine-grained sandstones with dark grey and black siltstones

Geological Map of Dzhebariki-Khaya Coal Deposit
Scale 1:25,000

N
S
(K+K1)
Seam Pervy
Minefield No.1
Шахтное поле №1
Opencast site
Aldan River
Seam Pervy+Vtoroy
Minefield No.2
Glubokoye Lake
(J2+J3)
Minefield No.3
Krugloye Lake
Reserve field No.1
Sugzha River
Legend
Geological Map of Dzhebariki-Khaya Coal Deposit

7.	Dzhebariki-Khaya Structural Profile

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Dzhebariky-Khaya Village
Dzhebariky-Khaya Village
Leviy Bereg Area
Water intake point
Construction department site
Technical warehouse
Cargo pier
Aldan River
River bank coal
storage
Wastewater treatment plant site
Industrial site with
coal stockyard
Explosives testing and
disposal site
Opencast mining area
Pumping station
Coal crushing
complex
Surface water intake point

8.	Dzhebariki-Khaya Mine Plan

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Appendix C

GLOSSARY OF TERMS

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$	United States Dollars

$M	Million United States Dollars

ADB	Air dried basis, analysis of coal where by coal is air dried at ambient temperatures leaving the inherent moisture within the coal.

Air pollution.	The presence of contaminant or pollutant substances in the air that do not disperse properly and interfere with human health or welfare or produce other harmful environmental effects.

Ambient air.	Any unconfined portion of the atmosphere: open air, surrounding air.

ANFO	Amrnonium nitrate – fuel oil (diesel) slurry explosive

Anthracite, Anthracitic	A rank class of coal having more than 86% fixed carbon and less than 14% volatile matter on a dry, mineral-matter-free basis (as defined by ASTM). This class of coal is sub-divided into semi-anthracite, anthracite and meta-anthracite on the basis of increasing fixed carbon and decreasing volatile matter.

Anticline	A strata fold that is concave downwards.

Aquifer

1. An underground geological formation, or group of formations, containing usable amounts of groundwater that can supply wells and springs.

2. A body of rock that is sufficiently permeable to conduct ground water and to yield significant quantities of water to boreholes which intersect it.

Ash content	The percentage of a laboratory sample of coal remaining after incineration to a constant weight under standard conditions.

Autogenous Mill	Mill using the feed material to reduce through friction and breakage without the assitance of other forces

Background level	In air pollution control, the concentration of air pollutants in a definite area during a fixed period of time prior to the starting up or on the stoppage of a source of emission under control. In toxic substances monitoring, the average presence in the environment, originally referring to naturally occurring phenomena.

bcm	Abbreviation for bank cubic meter being the volume of material measured in-situ before excavation

bcm/t	Abbreviation for bank cubic meter per tonne - the unit for stripping ratio qv

bcm	Abbreviation for bank cubic meter being the volume of material measured in-situ before excavation

Bench	A near horizontal working area in a mine at least one side of which is defined by a significant vertical drop

Best Practice	Operating procedures that are recognised in the international mining community which maximise productivity and return on investment commensurate with stewardship of the assets.

Blending	Mixing two or more materials together to give a mixture of the desired quality

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Bolted roadways	Roadways that are supported using full column resin bolts (a drill hole filled with quick setting resin and through which a steel rod is rotated to mix resin and hardener)

Bore and fire techniques	The use of drilling and blasting mining techniques rather than mechanised methods.

Borehole	A hole made with a drill, auger or other tool for exploring strata in search of minerals.

Bucket loaders	A small tractor with a bucket to load out the material blasted and carry it to t tipping point. Often the buckets are side-tipping to facilitate working in confined areas.

C&F	Cost and Freight – a term of sale that includes the FOB (qv) price plus the cost of freight, insurance is normally paid by the buyer.

Calorific value, (CV)	The heat value of coal per unit weight. This is normally reported in kilocalories per kilogram, (kcal/kg).

Capex	Capital expenditure

Cash Flow	The sum of cash generated and spent by a business, usually computed on an annual basis.

Coal Washing	The process of removing mineral matter from coal usually through density separation, for coarser coal and using surface chemistry for finer particles.

Coalfield	A discrete area underlain by strata containing one or more coal beds.

Coking coal	Coal that becomes plastic when heated at 3ºC per minute through the temperature range 300 – 550 ºC.

Concentrate	Material that has been separated from an ore which has a higher concentration of mineral values than the mineral values originally contained in the ore. Concentrates are produced in a plant called a concentrator.

Concentrator	Equipment used in the reduction of ore

Conveyor	A rubberised belt running on rollers transporting the coal or other material from the faces to the endpoints. They can be reversed and used for manriding (carrying personnel to their working places.

Core	A cylindrical sample taken using a diamond drill.

Conveyor	A rubberised belt running on rollers transporting the coal or other material from the faces to the endpoints. They can be reversed and used for manriding (carrying personnel to their working places.

Cross Section	A diagram or drawing that shows features transected by a vertical plane drawn at right angles to the longer axis of a geologic feature.

Crosscuts	Excavated at right angles from a tunnel, it connects with a tunnel running parallel to the first tunnel.

Curtilage	The area within which a mining company has legal responsibility for its own activities

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Cut and Fill	A method of stoping in which ore is removed in slices, and the resulting excavation filled with waste material (backfill) which supports the walls of the stope when the next cut is mined.

Cut-off Grade	The lowest grade of mineralised material considered economic to extract; used in the calculation of the ore reserves in a given deposit, and in operations to segregate ore and waste.

DAF	Dry ash free basis – conversion of analyses to present data that has all ash and moisture removed, i.e. represents the analysis of the organic matter only.

Dense medium cyclones	A device the uses a dense medium in a hydrocyclone to effect a separation between coal and waste

Deposit	An area of coal resources or reserves identified by surface mapping, drilling or development.

Development	Excavations or tunnels required to access the ore. (i) The initial stages of opening up a new mine, and/or (ii) The tunnelling to access, prove the location and value, and allow the extraction of ore.

Dilution	The contamination during the mining process of excavated ore by non-ore material from the roof, floor or in-seam partings

Discount Rate	The interest rate at which the present value, if compounded, will yield a cash flow in the future.

Discounted Cash Flows (DCF)	The present value of future cash flows.

Double-ended ranging drum shearer	Two shearers fitted on separate arms at opposite ends of a drive bogey. The arms are capable of ‘ranging’ up or down to follow the seam floor and roof contours.

Double-ended shearers	Two shearers fitted on separate arms at opposite ends of a drive bogey. The arms are fixed.

Dump	A site used to dispose of solid wastes without environmental controls.

Effluent	Wastewater—treated or untreated— that flows out of a treatment plant, sewer, or industrial outfall; generally refers to wastes discharged into surface waters.

Emission	Pollution discharged into the atmosphere from smokestacks, other vents, and surface areas of commercial or industrial facilities, from residential chimneys; and from motor vehicle, locomotive, or aircraft exhausts.

Exploration	The search for mineral. Prospecting, sampling, mapping, diamond drilling and other work involved in the search for mineralisation.

Fault	A structural discontinuity in the earth’s crust formed by movement between adjacent blocks resulting from tectonic forces.

Floor (seam)	The bottom of the seam.

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Footwall	The underlying side of a fault, an orebody, or mine workings. An assay footwall is the lower surface of an orebody which separates ore- and waste-grade material.

FSI	Free swelling index, a measure of the amount of swelling a coal under goes on rapid heating.

FSU	Former Soviet Union

Geological losses	Losses deducted from proven reserves due to geological constraints, eg faults, seam splitting.

Geotechnical Conditions	The engineering behaviour of rocks as a result of an excavation.

Grader	A rubber-tyred, diesel driven, mobile machine with an under-slung blade used for regulating the surface of dirt roads and the like

Groundwater	The supply of fresh water found beneath the Earth’s surface (usually in aquifers), which is often used for supplying wells and springs. Because groundwater is a major source of drinking water, there is growing concern about areas where leaching agricultural or industrial pollutants or substances from leaking underground storage tanks are contaminating it.

Hangingwall	The wall or rock on the upper side of the inclined orebody (the roof).

High wall	The face of the excavation limit where the depth from original ground level is greatest

Hyperbaric filter	A filter for dewatering fine coal slurries that uses high pressure

In Situ	In place, i.e. within unbroken rock.

Inherent Moisture	That moisture held within the internal porosity of the coal. It is the moisture released after air dying of the coal at 20° C when the coal is heated to 105°C. Low rank coals have high inherent moisture and high rank coals have low inherent moisture.

Interburden	Sterile soil and rock material lying between coal seams

Kcal/kg	Kilocalories per kilogram of coal, the energy content of coal used in the countries that do not conform to SI units. In countries where SI units are adhered to, the measure of energy is in megajoules per kilogram or MJ/kg.

km	Kilometre

kt	Thousand metric tonnes

ktpa	Thousand metric tonnes per year

kV	kilo Volt

kW	Kilo Watts power rating

Lignite, lignitic	A class of brownish-black, low-rank coal, defined by ASTM as having a heat value of less than 4,600 kcal/kg on a moist mineral-matter-free basis.

LOM	Life of Mine

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Longwall	A coal production face where a shearer traverses and cuts a long wall of coal accesses by two gate roads.

Losses - Mining	Ore lost due to less than perfect mining operations.

LTIFR	Lost Time Injury Frequency Rate, usually measured per 100,000 manshifts or one million man-hours

m	Metre

M	Million

Metallurgical coal	An informally recognised name to refer collectively to coking coal, coal for pulverised coal injection (PCI) and anthracite, all of which are used in the production of iron and steel and in other metallurgical applications.

Middling	Material containing mineralisation of a poor quality that is uneconomic.

Mineral Rights	The ownership of the minerals on or under a given surface with the right to remove the said minerals.

Mining Licence	Permission to mine minerals from a Mineral Rights area.

Moisture content	The percentage of moisture (water) in coal. Two forms of moisture are found in coal, free or surface moisture that evaporates on exposure to air, and inherent moisture entrapped in the coal, which can only be removed by heating.

Mt	Million metric tonnes

Mtpa	Million tons per annum

MW	Megawatt

Net present value, (NPV)	The present value of the net cashflow of the operation, discounted at a rate, which reflects a combination of the cost of capital of the company and the perceived risk attaching to the project or operation.

Net as-received	Refers to the gross as-received calorific value of a coal after the energy required to vaporise the moisture and moisture formed from combustion of any hydrogen is removed.

Open Pit	Surface mining in which the ore is extracted from a pit. The geometry of the pit may vary with the characteristics of the orebody.

Opex	Operating expediture

Overburden	Sterile soil and rock material overlying the coal

Parting	A layer or stratum of non-coal material in a coal bed which does not exceed the thickness of coal in either the directly underlying or overlying leaves.

Pillar(s)	An area of ore left during mining to support the overlying strata or hanging wall in a mine.

Potable water	Water that is safe for drinking and cooking.

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Proved Reserves	Those reserves which are the economically mineable part of the Measured Reserves

Proximate analysis	A simple analysis of coal that utilises the high temperature disintegration of coal into moisture, volatile matter, fixed carbon (char or coke) and ash.

Rank	A measure of thermal maturity of a coal. Coal increases rank from peat through to graphite by the application of heat and time. Increasing rank of coal is from lignite, through sub-bituminous coal, through bituminous coal, through anthracite to graphite. The process is a series of condensation reactions whereby initially water is expelled from the coal, then carboxyl groups are expelled then gas and liquids are expelled and finally methane. During this process the inherent moisture reduces, volatile matter reduces and energy content of the hydrocarbon part of the coal increases.

Raw sewage	Untreated wastewater.

Rehabilitation	Land restored to its former condition

Reserve(s)	Refer to CRIRSCO Code, Section 21.1

Reserve(s) - Probable	Refer to CRIRSCO Code, Section 21.1

Reserve(s) - Proved	Refer to CRIRSCO Code, Section 21.1

Resource(s)	Refer to CRIRSCO Code, Section 21.1

Resource(s) - Indicated	Refer to CRIRSCO Code, Section 21.1

Resource(s) - Inferred	Refer to CRIRSCO Code, Section 21.1

Resource(s) - Measured	Refer to CRIRSCO Code, Section 21.1

Risk assessment	The qualitative and quantitative evaluation performed in an effort to define the risk posed to human health or the environment by the presence or potential presence and use of specific pollutants.

ROM	Run of mine

Run-of-Mine (ROM)	The Grade and tonnage of material produced at the pit rim or shaft collar, stated on a dry basis.

Sample	A representative fraction of a coal seam collected by approved methods, guarded against contamination, and analysed to determine the nature, chemical, mineralogical or petrographic composition, percentage content of specified constituents, and heat value.

Sampling	Taking small pieces of rock at intervals along exposed mineralisation for assay (to determine the mineral content).
Screen	A device for separating by size

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Seam	A layer or bed of coal. Correlated seams of coal are normally assigned a name, letter or number. A single seam can contain one or more non-coal partings resulting in a sub-division into leaves.

Shaft	A mine-working (usually vertical) used to transport miners, supplies, ore, or waste.

Shovel and truck mining	Excavating overburden, interburden and coal using stand-alone excavators loading into dump trucks, dumpers and highway trucks

Specific Gravity (SG)	The ratio of the mass of a unit volume of ore or waste material to the mass of an equal volume of water at 4 degrees C.

Spontaneous combustion	The propensity of some types of coal to oxidise rapidly on contact with air. The oxidation reactions produce heat that increases the rate of oxidation to the point that the coal ignites. Low rank coals are the most prone to spontaneous combustion.

Stripping ratio, (SR)	The amount of overburden that must be removed to gain access to a unit amount of coal. This is normally reported as bank cubic metres (bcm) overburden per recoverable tonne of coal (bcm/t).

Sustaining Capital	Periodic capital expenditures required to replace or overhaul equipment. Also known as replacement capital.

t	Metric tonne = 1000 kg

Thermal Coal	A coal used to provide heat from combustion

Total Moisture	The sum of the inherent moisture and the free (or surface) moisture.

tpd	Metric tonnes per day

tpm	Tonnes per month.

Trenches	Lines excavated to a pre determined depth to establish the geological structure of a deposit

Ultimate analysis	Analysis of the elemental components of coal – carbon, hydrogen, nitrogen, oxygen and sulphur. Normally reported on a dry or dry ash-free basis.

V	VOLTS

Ventilation	Air coursed around a mine to provide a working environment to both men and machines.

Winders	An electrically driven drum with rope attached to either skips (coal) or cages (men and materials) used to remove coal or ore from a mine and facilitate en and materials to the underground workings.

Working Capital	Accounts receivable less accounts payable.

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